Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

by and among

The Tomorrow Companies Inc.,

Pine Technology Acquisition Corp.,

and

PINE TECHNOLOGY MERGER CORP.

Dated as of December 7, 2021

TABLE OF CONTENTS

(cont’d)

4.16	Licenses and Permits	27
4.17	Compliance with Laws	27
4.18	Intellectual Property	27
4.19	Data Privacy	29
4.20	Employees; Employment Matters	29
4.21	Withholding	30
4.22	Employee Benefits	30
4.23	Real Property	32
4.24	Tax Matters	32
4.25	Environmental Laws	34
4.26	Finders’ Fees	34
4.27	Directors and Officers	34
4.28	Anti-Money Laundering Laws	34
4.29	Insurance	34
4.30	Related Party Transactions	34
4.31	Customers and Suppliers	35
4.32	Government Contracts	35
4.33	Absence of Certain Business Practices	35
4.34	Specified Company Securityholders	36
ARTICLE V REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB		36
5.1	Corporate Existence and Power	36
5.2	Corporate Authorization	36
5.3	Governmental Authorization	36
5.4	Non-Contravention	36
5.5	Finders’ Fees	37
5.6	Issuance of Shares	37
5.7	Capitalization	37
5.8	Information Supplied	38
5.9	Trust Fund	38
5.10	Listing	38
5.11	Board Approval	38
5.12	Parent SEC Documents and Financial Statements	39
5.13	Business Activities	40
5.14	Absence of Certain Business Practices	40
5.15	Affiliate Transactions	41
5.16	Litigation	41
5.17	Expenses, Indebtedness and Other Liabilities	41
5.18	Tax Matters	41
5.19	Investment Company Act; JOBS Act	43
ARTICLE VI COVENANTS OF THE PARTIES PENDING CLOSING		43
6.1	Conduct of the Business	43
6.2	Exclusivity	44
6.3	Access to Information	45
6.4	Notices of Certain Events	45
6.5	Cooperation with Form S-4/Proxy Statement; Other Filings	46
6.6	Trust Account	48
6.7	Obligations of Merger Sub	48
6.8	Private Placement	48
6.9	Termination of Affiliate Transactions	48
6.10	CFIUS Filing	48

TABLE OF CONTENTS

(cont’d)

ARTICLE VII COVENANTS OF THE COMPANY		49
7.1	Reporting; Compliance with Laws	49
7.2	Commercially Reasonable Efforts to Obtain Consents	49
7.3	Company’s Stockholders Approval	49
ARTICLE VIII COVENANTS OF ALL PARTIES HERETO		50
8.1	Commercially Reasonable Efforts; Further Assurances; Governmental Consents	50
8.2	Confidentiality	50
8.3	Directors’ and Officers’ Indemnification and Liability Insurance	51
8.4	Nasdaq Listing	51
8.5	Certain Tax Matters	51
8.6	Equity Incentive Plan	52
8.7	Closing Parent RSU Grant	52
8.8	Transaction Litigation	52
8.9	Amendment to Parent Bylaws.	53
ARTICLE IX CONDITIONS TO CLOSING		53
9.1	Condition to the Obligations of the Parties	53
9.2	Conditions to Obligations of Parent and Merger Sub	53
9.3	Conditions to Obligations of the Company	54
ARTICLE X TERMINATION		55
10.1	Termination Without Default	55
10.2	Termination Upon Default	55
10.3	Effect of Termination	55
ARTICLE XI MISCELLANEOUS		56
11.1	Non-Survival of Representations, Warranties and Covenants	56
11.2	Notices	56
11.3	Amendments; No Waivers; Remedies	57
11.4	Arm’s Length Bargaining; No Presumption Against Drafter	57
11.5	Publicity	57
11.6	Expenses	57
11.7	No Assignment or Delegation	57
11.8	Governing Law	57
11.9	Counterparts; Facsimile Signatures	57
11.10	Entire Agreement	57
11.11	Severability	57
11.12	Further Assurances	57
11.13	Third Party Beneficiaries	58
11.14	Waiver	58
11.15	Jurisdiction; Waiver of Jury Trial	58
11.16	Enforcement	58
11.17	Non-Recourse	58
11.18	No Other Representations; No Reliance	59

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER, dated as of December 7, 2021 (this “Agreement”), is entered into by and among The Tomorrow Companies Inc., a Delaware corporation (the “Company”), Pine Technology Acquisition Corp., a Delaware corporation (“Parent”), and Pine Technology Merger Corp., a Delaware corporation (“Merger Sub”).

W I T N E S S E T H:

A. The Company is in the business of weather forecasting and related activities (the “Business”);

B. Parent is a blank check company formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses, and Merger Sub is a wholly-owned subsidiary of Parent;

C. The Company Securityholders are listed on the Capitalization Schedule and Annex 4.5(a) to Schedule 4.5 and own 100% of the issued and outstanding Company Securities;

D. Merger Sub will merge with and into the Company (the “Merger”), after which the Company will be the surviving company (the “Surviving Corporation”), and a wholly-owned subsidiary of Parent and Parent shall change its name to “The Tomorrow Companies Inc.”;

E. Contemporaneously with the execution of, and as a condition and an inducement to Parent and the Company entering into this Agreement, Company Securityholders set forth on Schedule 1 (“Specified Company Securityholders”) are entering into and delivering support agreements, substantially in the form attached hereto as Exhibit A (each, a “Company Support Agreement”), pursuant to which each of the Specified Company Securityholders has agreed to vote in favor of this Agreement and the Merger;

F. Contemporaneously with the execution of, and as a condition and an inducement to Parent and the Company entering into this Agreement, the Sponsor and the Specified Company Securityholders are entering into and delivering lockup agreements, substantially in the form attached hereto as Exhibit D (each, a “Lockup Agreement”), pursuant to which Sponsor and each of the Specified Company Securityholders has agreed with Parent to certain restrictions on the transfer of its shares of Parent Class A Shares;

G.  Contemporaneously with the execution of, and as a condition and an inducement to Parent and the Company entering into this Agreement, certain investors (the “PIPE Investors”) have entered into subscription agreements in substantially the form attached hereto as Exhibit B (collectively, the “Subscription Agreements”), pursuant to which, at the Closing, such Persons have agreed, subject to the terms and conditions set forth therein, to subscribe for and purchase shares of Parent Class A Shares at a purchase price of $10.00 per share, for an aggregate cash amount of $75,000,000 (the “PIPE Investment Amount” and such transactions, the “Private Placement”);

H. Contemporaneously with the execution of, and as a condition and an inducement to Parent and the Company entering into this Agreement, specified stockholders of Parent are entering into and delivering the Parent Support Agreement, substantially in the form attached hereto as Exhibit C (the “Parent Support Agreement”), pursuant to which each such Parent Stockholder has agreed (x) not to transfer or redeem any shares of Parent Common Stock held by such Parent Stockholder and (y) to vote in favor of this Agreement and the Merger at the Parent Stockholder Meeting; and

I. The Company’s Board of Directors has unanimously (i) approved and declared advisable this Agreement and the transactions contemplated by this Agreement and the Additional Agreements to which the Company is or will be party, including the Merger, on the terms and subject to the conditions set forth herein, (ii) determined that this Agreement and such transactions are fair to, and in the best interests of, the Company and the Company Stockholders and (iii) resolved to recommend that the Company Stockholders approve the Merger and such other transactions and adopt this Agreement and the Additional Agreements to which the Company is or will be a party (the “Company Board Recommendation”).

In consideration of the mutual covenants and promises set forth in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

ARTICLE I

DEFINITIONS

1.1  Definitions.

“A&R Charter Proposal” has the meaning set forth in Section 6.5(e).

“Action” means any legal action, litigation, suit, claim, hearing or proceeding, including any audit, claim or assessment for Taxes or otherwise, by or before any Authority.

“Additional Agreements” means the Registration Rights Agreement, the Company Support Agreements, the Subscription Agreements, the Parent Support Agreements, and the Lockup Agreements.

“Additional Parent SEC Documents” has the meaning set forth in Section 5.12(a).

“Affiliate” means, with respect to any Person, any other Person directly or indirectly Controlling, Controlled by or under common Control with such Person. “Affiliate” shall also include, with respect to any individual natural Person, (a) such Person’s spouse, Parent, lineal descendant, sibling, aunt, uncle, niece, nephew, mother-in-law, father-in-law, sister-in-law, or brother-in-law or (b) a trust for the benefit of such Person and/or the individuals described in the foregoing clause (a) or of which such Person is a trustee.

“Affiliate Transaction” has the meaning set forth in Section 4.30.

“Aggregate Transaction Proceeds” means an amount equal to, without duplication, (a) the sum of (i) the aggregate cash proceeds available for release to Parent from the Trust Fund in connection with the transactions contemplated hereby (net of the Parent Redemption Amount); plus (ii) the aggregate cash proceeds committed to be funded to Parent on the Closing Date in respect of the Private Placement; plus (iii) Parent’s cash balance as of the Closing Date, minus (b) the Unpaid Expenses.

“Agreement” has the meaning set forth in the preamble.

“Alternative Proposal” has the meaning set forth in Section 6.2(b).

“Alternative Transaction” has the meaning set forth in Section 6.2(a).

“Annual Financial Statements” has the meaning set forth in Section 4.9(a).

“Authority” means any governmental, regulatory or administrative body, agency or authority, any court or judicial authority, any arbitrator, or any public, private or industry regulatory authority, whether international, national, foreign, Federal, state, or local.

“Balance Sheet Date” has the meaning set forth in Section 4.9(a).

“Books and Records” means all books and records, ledgers, employee records, customer lists, files, correspondence, and other records of every kind (whether written, electronic, or otherwise embodied) owned or controlled by a Person in which a Person’s assets, the business or its transactions are otherwise reflected, other than stock books and minute books.

“Business” has the meaning set forth in the recitals to this Agreement.

“Business Day” means any day other than a Saturday, Sunday or a legal holiday on which commercial banking institutions in New York, New York are authorized to close for business.

“Capitalization Schedule” means Schedule 3.1(h), as updated as contemplated herein.

“Certificate of Merger” has the meaning set forth in Section 2.2.

“CFIUS” means the Committee on Foreign Investment in the United States, or any member agency thereof acting in its capacity as a member agency.

“CFIUS Approval” means (i) the CFIUS Parties have received written notice from CFIUS that CFIUS has determined that the transaction contemplated by this Agreement is not a “covered transaction” and is not subject to review under the DPA, (ii) the CFIUS Parties have received a written notice issued by CFIUS that it has concluded an assessment, review or investigation of the CFIUS Declaration or CFIUS Notice provided pursuant to the DPA with respect to the transaction contemplated by this Agreement, determined that there are no unresolved national security concerns, and has therefore terminated all action under the DPA, (iii) if CFIUS has sent a report (the “CFIUS Report”) to the President of the United States (“POTUS”) requesting POTUS’s decision, then POTUS has (A) announced a decision not to take any action to suspend or prohibit the transaction contemplated by this Agreement or (B) not taken any action to suspend or prohibit the transaction contemplated by this Agreement after 15 days from the date of receipt of the CFIUS Report, or (iv) if the CFIUS Parties submitted a CFIUS Declaration, they have received a written notice from CFIUS that it has determined, pursuant to 31 C.F.R. § 800.407(a)(2), that it is not able to conclude action pursuant to the declaration but has not requested the submission of a CFIUS Notice.

“CFIUS Declaration” means a declaration filing with respect to the transaction contemplated by this Agreement submitted to CFIUS by the CFIUS Parties pursuant to 31 C.F.R. Part 800 Subpart D.

“CFIUS Notice” means a notice filing with respect to the transaction contemplated by this Agreement submitted to CFIUS pursuant to 31 C.F.R. Part 800 Subpart E.

“CFIUS Parties” means Parent, the Company, and any Person that is a party to a CFIUS Declaration or a CFIUS Notice.

“Claim” has the meaning set forth in Section 11.14.

“Closing” has the meaning set forth in Section 2.6.

“Closing Date” has the meaning set forth in Section 2.6.

“Closing Payment Shares” means an aggregate number of Parent Class A Shares equal to 70,000,000 Parent Class A Shares.

“COBRA” means collectively, the requirements of Sections 601 through 606 of ERISA and Section 4980B of the Code.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” has the meaning set forth in the Preamble.

“Company Capital Stock” means Company Common Stock, Company Series Seed Preferred Stock, Company Series A Preferred Stock, Company Series A-1 Preferred Stock, Company Series B Preferred Stock, Company Series B-1 Preferred Stock, Company Series C Preferred Stock, Company Series D Preferred Stock and Company Series X Preferred Stock (if any).

“Company Certificate” has the meaning set forth in Section 9.2(c).

“Company Certificate of Incorporation” means the Seventh Amended and Restated Certificate of Incorporation of the Company, as filed on March 15, 2021 with the Secretary of State of the State of Delaware pursuant to the DGCL, as amended.

“Company Common Stock” means common stock of the Company, par value $0.0001 per share.

“Company Consent” has the meaning set forth in Section 4.8.

“Company Expenses” means, as of any determination time, the aggregate of all fees, expenses, commissions or other amounts incurred by or on behalf of, or otherwise payable by, whether or not due, the Company and its Subsidiaries in connection with the negotiation, preparation or execution of this Agreement or any Additional Agreements, the performance of any covenants or agreements in this Agreement or any Additional Agreement or the consummation of the transactions contemplated hereby or thereby, including (i) fees, costs, expenses, brokerage fees, commissions, finders’ fees and disbursements of financial advisors, investment banks, compensation consultants, analysts, legal, accounting, tax, public relations and investor relations advisors, transfer or exchange agents, as applicable, and other professional fees, (ii) costs and expenses related to (x) directors’ and officers’ liability insurance or (y) the preparation, filing and distribution of the SEC Statement and Additional Parent SEC Documents, or (iii) filing fees paid or payable by or on behalf of the Company or its Subsidiaries to any Authority in connection with the transactions contemplated hereby but, in all cases, excluding fees (other than legal fees of the Company’s counsel), costs, expenses, brokerage fees, commissions, finders’ fees and disbursements relating to the issuance and sale of shares of Company Series X Preferred Stock.

“Company Financial Statements” has the meaning set forth in Section 4.9(a).

“Company Fundamental Representations” means the representations and warranties made pursuant to Section 4.1 (Corporate Existence and Power), Section 4.2 (Authorization), Section 4.5(a) and (c) (Capitalization), Section 4.7 (Subsidiaries) and Section 4.26 (Finders’ Fees).

“Company Intellectual Property” means all Intellectual Property owned or purported to be owned by the Company or any Subsidiary of the Company, including without limitation Company Patents, Company Marks, and Company Copyrights.

“Company IT Systems” means all Software, databases, compilations, hardware, microprocessors, networks, firmware and other information technology and communications systems used in connection with the operations of the Business as presently conducted.

“Company Option” means each option to purchase Company Common Stock granted, and that remains outstanding, including options issued under the Equity Incentive Plan.

“Company Preferred Stock” has the meaning set forth in Section 4.5(a).

“Company Product” means all software products and services marketed, licensed, sold, distributed or otherwise made commercially available by or on behalf of the Company or any Subsidiary of the Company.

“Company Restricted Stock” means any outstanding shares of Company Capital Stock that are unvested or subject to a risk of forfeiture or repurchase option in favor of the Company.

“Company Securities” means the Company Common Stock, the Company Preferred Stock, the Company Options and the Company Warrants.

“Company Securityholder” means each Person who holds Company Securities immediately prior to the Effective Time.

“Company Series A Preferred Stock” means the series A preferred stock of the Company, par value $0.0001 per share.

“Company Series A-1 Preferred Stock” means the series A-1 preferred stock of the Company, par value $0.0001 per share.

“Company Series B Preferred Stock” means the series B preferred stock of the Company, par value $0.0001 per share.

“Company Series B-1 Preferred Stock” means the series B-1 preferred stock of the Company, par value $0.0001 per share.

“Company Series C Preferred Stock” means the series C preferred stock of the Company, par value $0.0001 per share.

“Company Series D Preferred Stock” means the series D preferred stock of the Company, par value $0.0001 per share.

“Company Series Seed Preferred Stock” means the series seed preferred stock of the Company, par value $0.0001 per share.

“Company Series X Preferred Stock” means any series of preferred stock of the Company, par value $0.0001 per share, authorized after the date hereof; provided, that if such series of preferred stock of the Company is sold at a fixed pre-money valuation other than $700,000,000, then any such transaction or series of transactions with respect to the sale by the Company of the Company Series X Preferred Stock after the date hereof and prior to the Closing shall be subject to the mutual agreement of the Company and Parent.

“Company Stockholder Approval” has the meaning set forth in Section 4.2(b).

“Company Stockholders” means, at any given time, the holders of Company Capital Stock.

“Company Stockholder Written Consent” has the meaning set forth in Section 7.3(a).

“Company Stockholder Written Consent Deadline” has the meaning set forth in Section 7.3(a).

“Company Support Agreement” has the meaning set forth in the recitals to this Agreement.

“Company Warrant” means the warrants to purchase Company Series D Preferred Stock outstanding immediately prior to the Effective Time.

“Consideration Shares” has the meaning set forth in Section 3.1(a).

“Contracts” means the Leases and all other contracts, agreements, leases (including equipment leases, car leases and capital leases), licenses, Permits, commitments, client contracts, statements of work (SOWs), sales and purchase orders and similar instruments, oral or written, to which the Company is a party or by which any of its respective assets is bound.

“Control” of a Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract, or otherwise. “Controlled”, “Controlling” and “under common Control with” have correlative meanings. Without limiting the foregoing, a Person (the “Controlled Person”) shall be deemed Controlled by any other Person (the “50% Owner”) (i) owning beneficially, as meant in Rule 13d-3 under the Exchange Act, securities entitling such Person to cast 50% or more of the votes for election of directors or equivalent governing authority of the Controlled Person or (ii) entitled to be allocated or receive 50% or more of the profits, losses, or distributions of the Controlled Person.

“Conversion Ratio” means a number of Parent Class A Shares equal to the quotient obtained by dividing (a) the Closing Payment Shares by (b) the Fully Diluted Company Shares.

“Converted Company Option” has the meaning set forth in Section 3.1(b).

“Data Protection Laws” means all Laws applicable to the Company and its Subsidiaries in connection with the Business and relating to the processing, privacy or security of Personal Information and all regulations or guidance issued thereunder.

“DGCL” has the meaning set forth in Section 2.1.

“DPA” means Section 721 of Title VII of the Defense Production Act of 1950, as amended and as may be amended from time to time, including the regulations promulgated thereunder, codified at 31 C.F.R. Part 800, et seq.

“Effective Date” has the meaning set forth in Section 6.5(c).

“Effective Time” has the meaning set forth in Section 2.2.

“Election of Directors Proposal” has the meaning set forth in Section 6.5(e).

“Enforceability Exceptions” has the meaning set forth in Section 4.2(a).

“Environmental Laws” means all Laws that prohibit, regulate or control any Hazardous Material or any Hazardous Material Activity, including the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, the Resource Recovery and Conservation Act of 1976, the Federal Water Pollution Control Act, the Clean Air Act, the Hazardous Materials Transportation Act and the Clean Water Act.

“Equity Incentive Plan” means the Company’s 2016 Stock Incentive Plan.

“Equity Interest” means, with respect to any Person, any capital stock of, or other ownership, membership, partnership, voting, joint venture, equity interest, preemptive right, stock appreciation, phantom stock, profit participation or similar rights in, such Person or any Indebtedness, securities, options, warrants, call, subscription or other rights or entitlements of, or granted by, such Person that are convertible into, or are exercisable or exchangeable for, or give any person any right or entitlement to acquire any such capital stock or other ownership, partnership, voting, joint venture, equity interest, preemptive right, stock appreciation, phantom stock, profit participation or similar rights, in all cases, whether vested or unvested, of such Person or any similar security or right that is derivative or provides any economic benefit based, directly or indirectly, on the value or price of any such capital stock or other ownership, partnership, voting, joint venture, equity interest, preemptive right, stock appreciation, phantom stock, profit participation or similar rights, in all cases, whether vested or unvested.

“Equity Plan Proposal” has the meaning set forth in Section 6.5(e).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means each entity, trade or business that is, or was at the relevant time, a member of a group described in Section 414(b), (c), (m) or (o) of the Code that includes or included the Company.

“ESPP Proposal” has the meaning set forth in Section 6.5(e).

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Foreign Corrupt Practices Act” means the Foreign Corrupt Practices Act of 1977, as amended.

“Foreign Plan” means each Plan maintained outside the jurisdiction of the United States that provides benefits in respect of any current or former employee, officer, director, independent contractor or otherwise of the Company or any of its Subsidiaries that is primarily based outside the United States, including any such plan required to be maintained or contributed to by applicable Law, custom or rule of the relevant jurisdiction.

“Fully Diluted Company Shares” means the sum, without duplication, of (a) shares of Company Common Stock (including Company Restricted Stock) that are issued and outstanding immediately prior to the Effective Time; plus (b) shares of Company Preferred Stock (on an as converted to Company Common Stock basis) that are issued and outstanding immediately prior to the Effective Time; plus (c) the aggregate number of shares of Company Series D Preferred Stock (on an as converted to Company Common Stock basis) issuable upon exercise of the Company Warrants as of immediately prior to the Effective Time; plus (d) the aggregate number of shares of Company Common Stock issuable upon exercise of Company Options as of immediately prior to the Effective Time.

“Hazardous Material” means any material, emission, chemical, substance or waste that has been designated by any Authority to be radioactive, toxic, hazardous, a pollutant or a contaminant.

“Hazardous Material Activity” means the transportation, transfer, recycling, storage, use, treatment, manufacture, removal, remediation, release, exposure of others to, sale, labeling, or distribution of any Hazardous Material or any product or waste containing a Hazardous Material, or product manufactured with ozone depleting substances, including any required labeling, payment of waste fees or charges (including so-called e-waste fees) and compliance with any recycling, product take-back or product content requirements.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“IPO” means the initial public offering of Parent pursuant to a prospectus dated March 10, 2021.

“Indebtedness” means with respect to any Person, (a) all obligations of such Person for borrowed money, or with respect to deposits or advances of any kind (including amounts by reason of overdrafts and amounts owed by reason of letter of credit reimbursement agreements), including with respect thereto, all interests, fees and costs, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property purchased by such Person, (d) all obligations of such Person issued or assumed as the deferred purchase price of property or services (other than accounts payable to creditors for goods and services incurred in the ordinary course of business), (e) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien or security interest on property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed, (f) all obligations of such Person under leases required to be accounted for as capital leases under U.S. GAAP, (g) all guarantees by such Person, (h) all liability of such Person with respect to any hedging obligations, including interest rate or currency exchange swaps, collars, caps or similar hedging obligations, (i) any unfunded or underfunded liabilities pursuant to any pension or nonqualified deferred compensation plan or arrangement and (j) any agreement to incur any of the same.

“Intellectual Property” means any and all of the following, as they exist in any jurisdiction throughout the world and under any international treaties or conventions: (a) patents, patent applications of any kind and patent rights (collectively, “Patents”); (b) registered and unregistered trademarks, service marks, trade names, trade dress, corporate names, logos, packaging design, slogans and Internet domain names, rights to social media accounts, and other indicia of source, origin or quality, together with all goodwill associated with any of the foregoing, and registrations and applications for registration of any of the foregoing (collectively, “Marks”); (c) copyrights in both published and unpublished works (including without limitation all compilations, databases and computer programs, manuals and other documentation and all derivatives, translations, adaptations and combinations of the above), mask work rights and registrations and applications for registration of any of the foregoing (collectively, “Copyrights”); (d) rights under applicable trade secret Law; (e) rights under data; and (f) any and all other intellectual property rights and/or proprietary rights recognized by Law.

“Interim Balance Sheet” has the meaning set forth in Section 4.9(a).

“Knowledge of the Company” or “to the Company’s Knowledge” or similar terms (whether or not capitalized) means the actual knowledge of Shimon Elkabetz, Itai Zlotnik and Rei Goffer.

“Knowledge of Parent” or “to Parent’s Knowledge” or similar terms (whether or not capitalized) means the actual knowledge of Adam Karkowsky, Christopher Longo and Ciro M. DeFalco.

“Law” means any domestic or foreign, federal, state, municipality or local law, statute, ordinance, code, rule, or regulation.

“Leases” means the leases described on Schedule 1.1(c), together with all fixtures and improvements erected on the premises leased thereby.

“Lien” means, with respect to any property or asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such property or asset, and any conditional sale or voting agreement or proxy, including any agreement to give any of the foregoing.

“Lockup Agreements” has the meaning set forth in the recitals to this Agreement.

“Material Adverse Effect” or “Material Adverse Change” means any event, occurrence, fact, condition or change that, individually or in the aggregate, (i) has or would reasonably be expected to result in a material adverse change or a material adverse effect upon the assets, liabilities, financial condition, business, operations or properties of the Company and the Business, taken as a whole, or (ii) does or would reasonably be expected to prevent, materially delay or materially impede the ability of the Company to consummate the Merger; provided, however, that with respect to clause (i) only, “Material Adverse Effect” or “Material Adverse Change” shall not include any event, occurrence, fact, condition or change, directly or indirectly, arising out of or attributable to: (a) general economic or political conditions; (b) conditions generally affecting the industries in which the Company operates; (c) any changes in financial, banking or securities markets in general, including any disruption thereof and any decline in the price of any security or any market index or any change in prevailing interest rates; (d) acts of war (whether or not declared), armed hostilities or terrorism, or the escalation or worsening thereof; (e) any action expressly required by this Agreement or any action taken (or omitted to be taken) with the written consent of or at the written request of Parent; (f) any changes in applicable Laws or accounting rules (including U.S. GAAP) or the enforcement, implementation or interpretation thereof; (g) the announcement, pendency or completion of the transactions contemplated by this Agreement; (h) any natural or man-made disaster or acts of God or the COVID-19 pandemic; or (i) any failure by the Company to meet any internal or published projections, forecasts or revenue or earnings predictions; except, in the case of subclauses (a), (b), (c), (d), (f) and (h), to the extent such change, event, circumstance or effect has a disproportionate adverse effect on such entity as compared to other Persons engaged in the same industry.

“Material Contracts” has the meaning set forth in Section 4.15(a).

“Merger” has the meaning set forth in the recitals to this Agreement.

“Merger Sub” has the meaning set forth in the Preamble.

“Merger Sub Common Stock” has the meaning set forth in Section 5.7(b).

“Money Laundering Laws” has the meaning set forth in Section 4.28.

“Nasdaq” means The Nasdaq Capital Market.

“Nasdaq Proposal” has the meaning set forth in Section 6.5(e).

“OFAC” means the Office of Foreign Assets Control of the U.S. Treasury Department.

“Offer Documents” has the meaning set forth in Section 6.5(a).

“Open Source Software” means any software (in source or object code form) that is subject to (a) a license or other agreement commonly referred to as an open source, free software, copyleft or community source code license (including but not limited to any code or library licensed under the GNU Affero General Public License, GNU General Public License, GNU Lesser General Public License, BSD License, Apache Software License, or any other public source code license arrangement) or (b) any other license or other agreement that requires, as a condition of the use, modification or distribution of software subject to such license or agreement, that such software or other software linked with, called by, combined or distributed with such software be (i) disclosed, distributed, made available, offered, licensed or delivered in source code form, (ii) licensed for the purpose of making derivative works, (iii) licensed under terms that allow reverse engineering, reverse assembly, or disassembly of any kind, or (iv) redistributable at no charge, including without limitation any license defined as an open source license by the Open Source Initiative as set forth on www.opensource.org.

“Material Customers” has the meaning set forth in Section 4.31(a).

“Material Suppliers” has the meaning set forth in Section 4.31(b).

“Order” means any decree, order, judgment, writ, award, injunction, rule or consent of or by an Authority.

“Other Filings” means any filings to be made by Parent required under the Exchange Act, Securities Act or any other United States federal, foreign or blue sky laws, other than the SEC Statement and the other Offer Documents.

“Outside Closing Date” has the meaning set forth in Section 10.1(a).

“Parent” has the meaning set forth in the Preamble.

“Parent Board Recommendation” has the meaning set forth in Section 5.11.

“Parent Certificate of Incorporation” means the Amended and Restated Certificate of Incorporation of Parent, as filed on May 17, 2021 with the Secretary of State of the State of Delaware pursuant to the DGCL.

“Parent Class A Shares” means the Class A common stock, $0.0001 par value, of Parent.

“Parent Class B Shares” means the Class B common stock, $0.0001 par value, of Parent.

“Parent Common Stock” means Parent Class A Shares and Parent Class B Shares.

“Parent Equity Incentive Plan” has the meaning set forth in Section 8.6.

“Parent Expenses” means, as of any determination time, the aggregate of all fees, expenses, commissions or other amounts incurred by or on behalf of, or otherwise payable by, whether or not due, Parent or Merger Sub in connection with the negotiation, preparation or execution of this Agreement or any Additional Agreements, the performance of any covenants or agreements in this Agreement or any Additional Agreement or the consummation of the transactions contemplated hereby or thereby, including (i) deferred underwriting commissions disclosed in any Parent SEC Documents, (ii) fees, costs, expenses, brokerage fees, commissions, finders’ fees and disbursements of financial advisors, investment banks, legal, accounting, tax, public relations and investor relations advisors, the Trustee and transfer or exchange agent, as applicable, and other professional fees, (iii) costs and expenses related to (x) directors’ and officers’ liability insurance or (y) the preparation, filing and distribution of the SEC Statement and Additional Parent SEC Documents, (iv) amounts outstanding under any working capital loans between Parent and Sponsor or (v) filing fees paid or payable by or on behalf of Parent or Merger Sub to any Authority in connection with the transactions contemplated hereby.

“Parent Fundamental Representations” means the representations and warranties made pursuant to Section 5.1 (Corporate Existence and Power), Section 5.2 (Corporate Authorization), Section 5.5 (Finders’ Fees) and Section 5.7 (Capitalization).

“Parent Parties” has the meaning set forth in Article V.

“Parent Preferred Stock” has the meaning set forth in Section 5.7(a).

“Parent Proposals” has the meaning set forth in Section 6.5(e).

“Parent Redemption Amount” has the meaning set forth in Section 6.6.

“Parent RSU” means an award of restricted stock units under the Parent Equity Incentive Plan, with each restricted stock unit providing the holder thereof the opportunity to be issued one Parent Class A Share.

“Parent SEC Documents” has the meaning set forth in Section 5.12(a).

“Parent Stockholder Approval” has the meaning set forth in Section 5.2.

“Parent Stockholder Meeting” has the meaning set forth in Section 6.5(a).

“Parent Stockholders” means, at any given time, the holders of Parent Common Stock.

“Parent Support Agreement” has the meaning set forth in the recitals to this Agreement.

“Parent Units” means the outstanding units of Parent sold as part of Parent’s IPO.

“Permit” means each license, franchise, permit, order, approval, consent or other similar authorization required to be obtained and maintained by the Company under applicable Law to carry out or otherwise affecting, or relating in any way to, the Business.

“Permitted Liens” means (a) all defects, exceptions, restrictions, easements, rights of way and encumbrances disclosed in policies of title insurance which have been made available to Parent; (b) mechanics’, carriers’, workers’, repairers’ and similar statutory Liens arising or incurred in the ordinary course of business for amounts (i) that are not delinquent, (ii) that are not material to the business, operations and financial condition of the Company so encumbered, either individually or in the aggregate, and (iii) not resulting from a breach, default or violation by the Company or any of its Subsidiaries of any Contract or Law; (c) Liens for Taxes not yet due and payable or which are being contested in good faith by appropriate proceedings (and for which adequate accruals or reserves have been established on the Company Financial Statements in accordance with U.S. GAAP); (d) non-exclusive licenses of Intellectual Property; and (e) the Liens set forth on Schedule 1.1(a).

“Person” means an individual, corporation, partnership (including a general partnership, limited partnership or limited liability partnership), limited liability company, association, trust or other entity or organization, including a government, domestic or foreign, or political subdivision thereof, or an agency or instrumentality thereof.

“Personal Information” means any data or information that are regulated by Data Protection Laws.

“Plan” means each “employee benefit plan” within the meaning of Section 3(3) of ERISA and all other compensation and benefits plans, policies, programs, or arrangements, including multiemployer plans within the meaning of Section 3(37) of ERISA, and each other equity, stock purchase, stock option, restricted stock, severance, retention, employment (other than any employment offer letter in such form as previously provided to Parent that is terminable “at will” without any contractual obligation on the part of the Company to make any severance, termination, change of control, or similar payment), consulting, change of control, collective bargaining, bonus, incentive, deferred compensation, employee loan, fringe benefit and other benefit plan, agreement, program, policy, commitment or other arrangement, whether or not subject to ERISA (including any related funding mechanism now in effect or required in the future), whether formal or informal, oral or written, in each case, that is sponsored, maintained, contributed or required to be contributed to by the Company or any of its Subsidiaries, or under which the Company or any of its Subsidiaries has any current or future liability (whether with respect to any current or former officer, employee, director, independent contractor or otherwise).

“Private Placement” has the meaning set forth in the recitals to this Agreement.

“Prospectus” has the meaning set forth in Section 11.14.

“Proxy Statement” has the meaning set forth in Section 6.5(a).

“Real Property” means, collectively, all real properties and interests therein (including the right to use), together with all buildings, fixtures, trade fixtures, plant and other improvements located thereon or attached thereto; all rights arising out of use thereof (including air, water, oil and mineral rights); and all subleases, franchises, licenses, permits, easements and rights-of-way which are appurtenant thereto.

“Registration Rights Agreement” means the registration rights agreement, in substantially the form attached hereto as Exhibit E.

“Representatives” has the meaning set forth in Section 6.2(a).

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.

“SEC” means the Securities and Exchange Commission.

“SEC Statement” means the Form S-4, including the Proxy Statement, whether in preliminary or definitive form, and any amendments or supplements thereto.

“Securities Act” means the Securities Act of 1933, as amended.

“Series X Conversion Ratio” means a number of Parent Class A Shares equal to (a) the Series X Financing Amount, if any, divided by $10.00, divided by (b) the total number of shares of Company Series X Preferred Stock issued and outstanding immediately prior to the Effective Time.

“Series X Financing Amount” means the aggregate dollar value amount of all Company Series X Preferred Stock purchased after the date hereof; provided, that the maximum aggregate dollar value of the Series X Financing Amount shall not exceed $35,000,000.

“Software” means any and all computer programs, including operating system and applications software, implementations of algorithms, and program interfaces, whether in source code or object code form and all documentation, including user manuals relating to the foregoing.

“Specified Business Conduct Laws” means: (a) the Foreign Corrupt Practices Act and other applicable Law relating to bribery or corruption; (b) all applicable Law imposing economic or financial sanctions on any Person, including all applicable Law administered by OFAC or the Bureau of Industry and Security administered by the U.S. Department of Commerce, all sanctions laws or embargos imposed or administered by the U.S. Department of State, the United Nations Security Council, Her Majesty’s Treasury of the United Kingdom, the European Union and all anti-boycott or anti-embargo laws; (c) all applicable Law relating to the import, export, re-export, transfer of information, data, goods, software, and technology, including the Export Administration Regulations administered by the U.S. Department of Commerce and the International Traffic in Arms Regulations administered by the U.S. Department of State; and (d) the Money Laundering Control Act of 1986, as amended, the Currency and Foreign Transactions Reporting Act of 1970, as amended, The Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, as amended, and other applicable Law relating to money laundering.

“Specified Company Securityholder” has the meaning set forth in the recitals to this Agreement.

“Sponsor” means Pine Technology Sponsor LLC, a Delaware limited liability company.

“Standard Contracts” has the meaning set forth in Section 4.15(a)(vi).

“Subscription Agreement” has the meaning set forth in the recitals to this Agreement.

“Subsidiary” means, with respect to any Person, any corporation, association, partnership, limited liability company, trust or other entity of which fifty percent (50%) or more of the total voting power, whether by way of Contract or otherwise, of shares of capital stock or other equity interests (including limited liability company or partnership interests) entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly (e.g., through another Subsidiary), by (a) such Person (b) such Person and one or more of its Subsidiaries, or (c) one or more Subsidiaries of such Person.

For the avoidance of doubt, a Subsidiary of a Person includes direct and indirect Subsidiaries (e.g., a Subsidiary of a Subsidiary).

“Surviving Corporation” has the meaning set forth in the recitals to this Agreement.

“Tangible Personal Property” means all tangible personal property and interests therein, including machinery, computers and accessories, furniture, office equipment, communications equipment, automobiles, laboratory equipment and other equipment owned or leased by the Company and other tangible property, including the items listed on Schedule 1.1(b).

“Tax(es)” means any U.S. federal, state or local or non-U.S. tax, charge, fee, levy, custom, duty, deficiency, or other assessment of any kind or nature imposed by any Taxing Authority (including any income (net or gross), gross receipts, profits, windfall profit, sales, use, goods and services, ad valorem, franchise, license, withholding, employment, social security, workers compensation, unemployment compensation, employment, capital stock, stamp, payroll, transfer, excise, import, real property, personal property, intangible property, excise, escheat, abandoned or unclaimed property, occupancy, recording, minimum or alternative minimum), together with any interest, penalty, additions to tax or additional amount imposed with respect thereto.

“Taxing Authority” means the Internal Revenue Service and any other Authority responsible for the collection, assessment or imposition of any Tax or the administration of any Law relating to any Tax.

“Tax Opinion” has the meaning set forth in Section 2.4(b).

“Tax Return” means any return, information return, declaration, election, claim for refund or credit, report or any similar statement, and any amendment thereto, including any attached schedule and supporting information, whether on a separate, consolidated, combined, unitary or other basis, that is filed or required to be filed with any Taxing Authority in connection with the determination, assessment, collection or payment of a Tax or the administration of any Law relating to any Tax.

“Trade Secrets” means any trade secrets and other confidential or proprietary information (including customer and supplier lists, customer and supplier records, pricing and cost information, reports, methodologies, technical information, proprietary business information, processes, plans, drawings, blue prints, know-how, inventions and invention disclosures (whether or not patented or patentable and whether or not reduced to practice), ideas, research in progress, algorithms, data, databases, data collections, designs, processes, formulae, drawings, schematics, blueprints, flow charts, models, strategies, prototypes, techniques, source code, source code documentation, testing procedures, testing results and business, financial, sales and marketing plans) and rights under applicable trade secret Law in the foregoing.

“Transactions” means the transactions contemplated by this Agreement to occur at or immediately prior to the Closing, including the Merger.

“Transaction Proposal” has the meaning set forth in Section 6.5(e).

“Transfer Taxes” has the meaning set forth in Section 8.5(c).

“Trust Account” has the meaning set forth in Section 5.9.

“Trust Agreement” has the meaning set forth in Section 5.9.

“Trust Fund” has the meaning set forth in Section 5.9.

“Trustee” has the meaning set forth in Section 5.9.

“Unaudited Financial Statements” has the meaning set forth in Section 4.9(a).

“Unpaid Expenses” means the Company Expenses and Parent Expenses that remain unpaid as of immediately prior to the Closing.

“Unvested Company Option” means each Company Option outstanding as of immediately prior to the Effective Time that is not vested as of immediately prior to the Effective Time or will not vest solely as a result of the consummation of the Merger.

“U.S. GAAP” means U.S. generally accepted accounting principles, consistently applied.

1.2  Construction.

(a)  References to particular sections and subsections, schedules, annexes and exhibits not otherwise specified are cross-references to sections and subsections, schedules, annexes and exhibits of this Agreement unless otherwise indicated. Captions are not a part of this Agreement, but are included for convenience, only. The table of contents contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

(b)  The words “herein,” “hereof,” “hereunder,” and words of similar import refer to this Agreement as a whole and not to any particular provision of this Agreement and reference to a particular section of this Agreement will include all subsections thereof, unless, in each case, the context otherwise requires; and, unless the context requires otherwise, “party” means a party signatory hereto.

(c)  Any use of the singular or plural, or the masculine, feminine or neuter gender, includes the others, unless the context otherwise requires; the words “include,” “includes,” and “including” means “including without limitation”; the word “or” means “and/or”; the word “any” means “any one, more than one, or all”; the words “made available” mean that the subject documents or other materials were posted to the electronic data site maintained by the Company in connection with the transactions contemplated by this Agreement or otherwise provided to Parent or its Representatives in electronic form, in each case, at least forty-eight (48) hours prior to the date of this Agreement; and, unless otherwise specified, any financial or accounting term has the meaning of the term under United States generally accepted accounting principles as consistently applied heretofore by the Company.

(d)  Unless otherwise specified, any reference to any agreement (including this Agreement), instrument, or other document includes all schedules, exhibits, or other attachments referred to therein, and any reference to a statute or other law means such law as amended, restated, supplemented or otherwise modified from time to time and includes any rule, regulation, ordinance or the like promulgated thereunder, in each case, as amended, restated, supplemented or otherwise modified from time to time. Unless otherwise specified, all references to currency amounts in this Agreement shall mean United States Dollars.

(e) Any reference to a numbered schedule means the same-numbered section of the disclosure schedule. Any reference in a schedule contained in the disclosure schedules delivered by a party hereunder shall be deemed to be an exception to (or, as applicable, a disclosure for purposes of) the applicable representations and warranties (or applicable covenants) that are contained in the section or subsection of this Agreement that corresponds to such schedule and any other representations and warranties of such party that are contained in this Agreement to which the relevance of such item thereto is reasonably apparent on its face. The mere inclusion of an item in a schedule as an exception to (or, as applicable, a disclosure for purposes of) a representation or warranty shall not be deemed an admission that such item represents a material exception or material fact, event or circumstance or that such item would have a Material Adverse Effect or establish any standard of materiality to define further the meaning of such terms for purposes of this Agreement.

(f)  If any action is required to be taken or notice is required to be given within a specified number of days following a specific date or event, the day of such date or event is not counted in determining the last day for such action or notice. If any action is required to be taken or notice is required to be given on or before a particular day, the date that is the reference date in calculating such period shall be excluded when calculating the time before which or within which such action or notice is to be taken or given, and if such date which is not a Business Day, such action or notice shall be considered timely if it is taken or given on or before the next Business Day.

ARTICLE II

MERGER

2.1  Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), at the Effective Time, (a) Merger Sub shall be merged with and into the Company, (b) the separate corporate existence of Merger Sub shall thereupon cease, and the Company shall be the Surviving Corporation in the Merger, and (c) the Surviving Corporation shall become a wholly-owned Subsidiary of Parent. The Company Securityholders shall be entitled to the consideration described in, and in accordance with the provisions of, Article III.

2.2  Merger Effective Time. Subject to the provisions of this Agreement, at the Closing, the Company shall file a certificate of merger with the Secretary of State of the State of Delaware, executed in accordance with the relevant provisions of the DGCL (the “Certificate of Merger”). The Merger shall become effective upon the filing of the Certificate of Merger or at such later time as is agreed to by the parties and specified in the Certificate of Merger (the time at which the Merger becomes effective is herein referred to as the “Effective Time”).

2.3  Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement, the Certificate of Merger and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, agreements, powers and franchises, debts, liabilities, duties and obligations of the Company and Merger Sub shall become the property, rights, privileges, agreements, powers and franchises, debts, liabilities, duties and obligations of the Surviving Corporation, which shall include the assumption by the Surviving Corporation of any and all agreements, covenants, duties and obligations of the Company and the Merger Sub set forth in this Agreement to be performed after the Closing. Merger Sub will be merged with and into the Company, and the separate corporate existence of Merger Sub will cease, and the Surviving Corporation will become wholly owned directly by Parent, all as provided under the DGCL and the provisions of this Agreement.

2.4  U.S. Tax Treatment.

(a)  For U.S. federal income tax purposes, the Merger is intended to constitute a “reorganization” within the meaning of Section 368(a) of the Code (the “U.S. Tax Treatment”). The parties to this Agreement hereby (i) adopt this Agreement insofar as it relates to the Merger as a “plan of reorganization” within the meaning of Section 1.368-2(g) of the United States Treasury regulations, (ii) agree to file and retain such information as shall be required under Section 1.368-3 of the United States Treasury regulations, and (iii) agree to file all Tax and other informational returns on a basis consistent with the U.S. Tax Treatment. Notwithstanding the foregoing or anything else to the contrary contained in this Agreement, the parties acknowledge and agree that, other than the representations set forth in Sections 4.24(b) and 5.18(e), no party is making any representation or warranty as to the qualification of the Merger as a reorganization under Section 368(a) of the Code or as to the effect, if any, that any transaction consummated on, after or prior to the Effective Time has or may have on any such reorganization status. Each of the parties acknowledges and agrees that each such party (A) has had the opportunity to obtain independent legal and tax advice with respect to the transactions contemplated by this Agreement and (B) is responsible for paying its own Taxes, including any adverse Tax consequences that may result if the Merger is determined not to qualify as a reorganization under Section 368(a) of the Code.

(b)  If, in connection with the preparation and filing of the Parent SEC Documents, the SEC Statement or any Other Filing (each individually, a “Securities Filing”) or the SEC’s review thereof, the SEC requests or requires that a tax opinion with respect to the U.S. federal income tax consequences of the Merger be prepared and submitted in such connection (a “Tax Opinion”), (i) the Company and Parent shall each use its reasonable best efforts to deliver to Goodwin Procter LLP (“Goodwin”), in connection with any Tax Opinion to be rendered by such counsel, customary Tax representation letters satisfactory to such counsel, dated and executed as of the date such relevant filing shall have been declared effective by the SEC and such other date(s) as determined to be reasonably necessary by such counsel in connection with the preparation and filing of such Securities Filing, and (ii) the Company shall use its reasonable best efforts to cause Goodwin to furnish a Tax Opinion, subject to customary assumptions and limitations, to the effect that the U.S. Tax Treatment should apply to the Merger and describing the U.S. federal income tax consequences to the Company Securityholders in connection with the Merger. For the avoidance of doubt, in no event shall any such Tax Opinion be a condition to Closing.

2.5  Certificate of Incorporation and Bylaws.

(a)  At the Effective Time, the Company Certificate of Incorporation and bylaws, as in effect immediately prior to the Effective Time, shall cease to have effect and the certificate of incorporation and bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the certificate of incorporation and bylaws of the Surviving Corporation, except that references to the name of Merger Sub shall be replaced by references to the name of “Tomorrow.io Inc.”

(b)  Immediately prior to the Effective Time, Parent shall adopt the Amended and Restated Bylaws of Parent in the form attached hereto as Exhibit F.

2.6  Closing; Effective Time. Unless this Agreement is earlier terminated in accordance with Article X, the closing of the Merger (the “Closing”) shall take place virtually at 10:00 a.m. local time, on the second (2nd) Business Day after the satisfaction or waiver (to the extent permitted by applicable law) of the conditions set forth in Article IX or at such other time, date and location as Parent and Company agree in writing. The parties may participate in the Closing via electronic means. The date on which the Closing actually occurs is hereinafter referred to as the “Closing Date”.

2.7  Post-Closing Board of Directors and Officers.

(a)  Immediately after the Closing, Parent’s Board of Directors will consist of seven (7) directors: (i) one (1) of whom shall be designated by Sponsor and shall be Adam Karkowsky and (ii) six (6) of whom shall be designated by the Company prior to Closing. At least a majority of the Board of Directors shall qualify as independent directors under the Securities Act and the Nasdaq rules.

(b)  The initial officers of Parent shall be as set forth on Schedule 2.7(b), who shall serve in such capacity in accordance with the terms of the Parent A&R Bylaws following the Effective Time.

(c)  From and after the Effective Time, the directors and officers of the Surviving Corporation shall be those persons set forth on Schedule 2.7(c) (or such other Persons as designated by the Company prior to the Closing).

2.8  Taking of Necessary Action; Further Action. If, at any time after the Closing, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and interest in, to and under, or possession of, all assets, property, rights, privileges, powers and franchises of the Company and the Merger Sub, the officers and directors of the Surviving Corporation are fully authorized in the name and on behalf of the Company and the Merger Sub, to take all lawful action necessary or desirable to accomplish such purpose or acts, so long as such action is not inconsistent with this Agreement.

2.9  No Further Ownership Rights in Company Securities. At the Effective Time, the stock transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers of shares of Company Capital Stock or other securities of the Company on the records of the Company. From and after the Effective Time, the holders of certificates evidencing ownership of shares of Company Capital Stock of the Company outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares of Company Capital Stock, except as otherwise provided for herein or by Law.

2.10  Appraisal Rights. Notwithstanding anything to the contrary contained herein, any shares of Company Capital Stock that are issued and outstanding immediately prior to the Effective Time and in respect of which appraisal rights shall have been perfected, and not waived, withdrawn or lost, in accordance with the DGCL in connection with the Merger and that are owned by a holder who complies in all respects with Section 262 of the DGCL (such shares, “Dissenting Shares”) shall not be converted into the right to receive the applicable portion of the Consideration Shares, but shall instead be converted into the right to receive such consideration as may be determined to be due with respect to any such Dissenting Shares pursuant to the DGCL. At the Effective Time, (a) all Dissenting Shares shall be cancelled, extinguished and cease to exist and (b) the holders of Dissenting Shares shall be entitled only to such rights as may be granted to them under the DGCL. Each holder of Dissenting Shares who, pursuant to the DGCL, becomes entitled to payment thereunder for such shares shall receive payment therefor in accordance with the DGCL (but only after the value therefor shall have been agreed upon or finally determined pursuant to such provisions). If, after the Effective Time, any Dissenting Shares shall lose their status as Dissenting Shares, then any such shares shall immediately be deemed to have converted at the Effective Time into the right to receive the applicable portion of the Consideration Shares (upon the terms and conditions of this Agreement) in respect of such shares as if such shares never had been Dissenting Shares, and Parent shall issue and deliver (or cause to be issued and delivered) to the holder thereof, following the satisfaction of the applicable conditions set forth in this Agreement, the applicable portion of the Consideration Shares as if such shares never had been Dissenting Shares. The Company shall give Parent prompt written notice (and in any event within two (2) Business Days) of any demands received by the Company for appraisal of shares of Company Capital Stock, attempted withdrawals of such demands and any other instruments served pursuant to the DGCL and received by the Company relating to rights to be paid the fair value of Dissenting Shares, and Parent shall have the right to participate in and, following the Effective Time, direct all negotiations and proceedings with respect to such demands. Prior to the Effective Time, neither the Company nor Parent shall, except with the prior written consent of the other party (in its sole discretion), or as otherwise required under the DGCL, (i) make any payment or offer to make any payment with respect to, or settle or compromise or offer to settle or compromise, any claim or demand in respect of any Dissenting Shares, (ii) waive any failure to timely deliver a written demand for appraisal or otherwise comply with the provisions under Section 262 of the DGCL or (iii) agree or commit to do any of the foregoing.

ARTICLE III

CONSIDERATION

3.1  Conversion of Company Securities.

(a)  Conversion of Company Capital Stock. Subject to Section 2.10, at the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the Company Securityholders, (i) each share of Company Capital Stock issued and outstanding immediately prior to the Effective Time (other than the Dissenting Shares and shares of Company Series X Preferred Stock) shall be canceled and automatically converted into the right to receive a number of Parent Class A Shares equal to the Conversion Ratio and (ii) each share of Company Series X Preferred Stock issued and outstanding immediately prior to the Effective Time (other than Dissenting Shares) shall be canceled and automatically converted into the right to receive a number of Parent Class A Shares equal to the Series X Conversion Ratio (collectively, clauses (i) and (ii), the “Consideration Shares”). If any shares of Company Capital Stock issued and outstanding immediately prior to the Effective Time are shares of Company Restricted Stock, then the Parent Class A Shares issued in exchange for such Company Restricted Stock pursuant to the immediately preceding sentence shall to the same extent be unvested and subject to the same repurchase option or risk of forfeiture, and the certificates and/or book entries representing such Parent Class A Shares shall accordingly be marked with appropriate legends.

(b)  Treatment of Company Options. Prior to the Effective Time, the Company and Parent and the Board of Directors of the Company (or any duly authorized committee thereof) shall, as applicable, take or cause to be taken all corporate actions necessary, including adopting appropriate resolutions to provide that, as of the Effective Time, each Company Option (whether or not vested) shall be assumed by Parent and shall continue in full force and effect, containing the same terms, conditions, vesting and other provisions as are currently applicable to such Company Options; provided that (A) each such Company Option shall be exercisable for such number of Parent Class A Shares that equals the Conversion Ratio multiplied by the number of shares of Company Common Stock subject to such Company Option as of immediately prior to the Effective Time, in each case, at such per share exercise price that shall equal the per share exercise price of such Company Option as of immediately prior to the Effective Time divided by the Conversion Ratio (as so converted, a “Converted Company Option”), further provided that (B) with respect to each such Company Option, any fractional shares that would be issuable upon exercise thereof will be rounded down to the nearest whole number of Parent Class A Shares and the per share exercise price will be rounded up to the nearest whole cent. Parent shall adopt the Parent Equity Incentive Plan, which will cover the Converted Company Options, pursuant to Section 8.6; provided, however, that the per share exercise price and the number of Parent Class A Shares purchasable pursuant to each Converted Company Option shall be determined in a manner consistent with the requirements of Section 409A of the Code; further provided that in the case of any Unvested Company Options to which Section 422 of the Code applies, the exercise price and the number of Parent Class A Shares purchasable pursuant to the applicable Converted Company Option shall be determined in accordance with the foregoing, subject to such adjustments as are necessary in order to satisfy the requirements of Section 424(a) of the Code.

(c)  Treatment of the Company Warrants. At the Effective Time, the Company Warrants shall no longer be outstanding and each Person who previously held Company Warrants shall cease to have any rights with respect to such Company Warrants in accordance with its terms.

(d)  Conversion of Shares of Merger Sub. Each share of Merger Sub that is issued and outstanding immediately prior to the Effective Time will, by virtue of the Merger and without further action on the part of the sole shareholder of Merger Sub, be converted into and become one share of the Surviving Corporation (and the shares of the Surviving Corporation into which the shares of Merger Sub are so converted shall be the only shares of the Surviving Corporation that are issued and outstanding immediately after the Effective Time). Each certificate evidencing ownership of shares of Merger Sub will, as of the Effective Time, be deemed to evidence ownership of such shares of the Surviving Corporation.

(e)  Treatment of Shares of Company Capital Stock Owned by the Company. At the Effective Time, all shares of Company Capital Stock that are owned by the Company as treasury shares immediately prior to the Effective Time shall be canceled and extinguished without any conversion thereof.

(f)  Surrender of Certificates. All Consideration Shares issued upon the surrender and cancellation of the Company Capital Stock, in accordance with the terms hereof, shall be deemed to have been issued in full satisfaction of all rights pertaining to such securities.

(g)  Lost or Destroyed Certificates. In the event any certificates representing shares of Company Capital Stock shall have been lost, stolen or destroyed, Parent shall issue in exchange for such lost, stolen or destroyed certificates or securities, as the case may be, upon the making of an affidavit of that fact by the holder thereof (without the requirement to post a bond), such securities, as may be required pursuant to this Section 3.1.

(h)  Capitalization Schedule. No later than three (3) Business Days prior to the Closing Date, the Company shall deliver to Parent a final and updated Capitalization Schedule, which sets forth the following information: (i) the name of each Company Securityholder; (ii) the number and type or class/series of each Company Security held by each Company Securityholder, including, if applicable to such Company Securityholder, the number of shares of Company Common Stock issuable upon conversion or exercise of such Company Security and the exercise price per share for such Company Security; (iii) the vesting arrangements with respect to each Company Security held by such Company Securityholder (including the vesting schedule, vesting commencement date, date fully vested and the extent to which such Company Security is or will be vested as of the Effective Time); (iv) the total number of Parent Class A Shares issuable pursuant to Section 3.1(a) in respect of each share of Company Capital Stock held by such Company Securityholder; and (v) the total number of Parent Class A Shares issuable pursuant to Section 3.1(b) upon conversion of each Company Option held by such Company Securityholder, and the respective exercise price per share applicable to such Company Option following the Effective Time. The parties agree that the Capitalization Schedule delivered by the Company to Parent prior to the Closing Date solely represents the Company’s good faith estimate of such information and calculations and is not binding on the parties in any respect.

3.2  No Fractional Shares. No fractional Parent Class A Shares, or certificates or scrip representing fractional Parent Class A Shares, will be issued upon the conversion of the Company Capital Stock pursuant to the Merger, and such fractional share interests will not entitle the owner thereof to vote or to any rights of a stockholder of Parent. Any fractional Parent Class A Shares will be rounded down to the nearest whole number of Parent Class A Shares.

3.3  Withholding. Parent and the Surviving Corporation shall be entitled to deduct and withhold from the consideration otherwise payable to any Person pursuant to this Agreement such amounts as may be required to be deducted or withheld with respect to the making of such payment under the Code, or under any provision of state, local or non-U.S. Tax Law. To the extent that amounts are so deducted and withheld and timely remitted to the appropriate Taxing Authorities, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person in respect of which such deduction and withholding was made. Notwithstanding the foregoing, Parent, the Company and the Surviving Corporation shall use reasonable best efforts to reduce or eliminate any such withholding including requesting and providing recipients of consideration with a reasonable opportunity to provide documentation establishing exemptions from or reductions of such withholdings.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the disclosure schedules delivered by the Company to Parent prior to the execution of this Agreement, the Company hereby represents and warrants to Parent that each of the following representations and warranties are true, correct and complete as of the date of this Agreement.

4.1  Corporate Existence and Power. The Company and each of its Subsidiaries is a corporation or other legal entity duly organized and validly existing under the Laws of the jurisdiction of its organization and has all power and authority required to own, lease and operate its properties and assets and to carry on the Business as presently conducted. The Company and each of its Subsidiaries is duly licensed or qualified to do business in each jurisdiction in which its properties are owned or leased by it or the operation of its Business as currently conducted makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not have a Material Adverse Effect. The Company is not in violation of its organizational documents. Complete and correct copies of the Company’s and its Subsidiaries’ organizational documents, as amended and in full force and effect as of the date of this Agreement, have been made available to Parent.

4.2  Authorization.

(a)  The execution, delivery and performance by the Company of this Agreement and the Additional Agreements to which the Company is or will be a party and the consummation by the Company of the transactions contemplated hereby and thereby are within the corporate powers of the Company and have been duly authorized by all necessary action on the part of the Company. This Agreement and the Additional Agreements to which the Company is or will be a party have been duly and validly executed and delivered by the Company. Assuming the due authorization, execution and delivery thereof by the other parties hereto, this Agreement constitutes, and, upon the execution and delivery thereof, each Additional Agreement to which the Company is or will be a party will, assuming the due authorization, execution and delivery thereof by the other parties thereto, constitute, a valid and legally binding agreement of the Company, enforceable against the Company in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity (the “Enforceability Exceptions”).

(b)  By resolutions duly adopted (and not thereafter modified or rescinded) by the requisite vote of the Board of Directors of the Company, the Board of Directors of the Company has (i) approved this Agreement, the Additional Agreements and the transactions contemplated hereby and thereby in accordance with the provisions of the DGCL and the Company Certificate of Incorporation; (ii) determined that this Agreement, the Additional Agreements and the transactions contemplated hereby and thereby, upon the terms and subject to the conditions set forth herein, are advisable and fair to and in the best interests of the Company and the Company Stockholders; (iii) directed that the adoption of this Agreement be submitted to the Company Stockholders for consideration and recommended that all of the Company Stockholders adopt this Agreement. The affirmative votes or written consents of (a) Persons holding a majority (on an as-converted to Company Common Stock basis) of the voting power of the Company Stockholders; and (b) Persons holding a majority of outstanding shares of Company Preferred Stock, voting as a separate class, in each case, who deliver written consents or are present in person or by proxy at such meeting and voting thereon are required to, and shall be sufficient to, approve this Agreement and the transactions contemplated hereby (the “Company Stockholder Approval”). No other corporate action is required on the part of the Company or any of the Company Securityholders for the Company to enter into this Agreement and the Additional Agreements to which the Company is or will be a party or to approve the Merger other than the Company Stockholder Approval.

4.3  Governmental Authorization. None of the execution, delivery or performance by the Company of this Agreement or any Additional Agreement to which the Company is or will be a party, or the consummation of the transactions contemplated hereby or thereby, requires any consent, approval, license, order or other action by or in respect of, or registration, declaration or filing with, any Authority, except for (a) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware pursuant to the DGCL, (b) the filings necessary to obtain CFIUS Approval and (c) the filing of any required premerger notification and report forms under the HSR Act.

4.4  Non-Contravention. None of the execution, delivery or performance by the Company of this Agreement or any Additional Agreement to which the Company is or will be a party, or the consummation of the transactions contemplated hereby or thereby, does or will (a) contravene or conflict with the organizational documents of the Company or its Subsidiaries, (b) contravene or conflict with or constitute a violation of any provision of any Law or Order binding upon or applicable to the Company or any of its Subsidiaries or by which any of the Company’s or its Subsidiaries’ properties or assets is or may be bound, (c) except for the Contracts listed on Schedule 4.8 requiring the Company or its Subsidiaries to obtain a consent under (but only as to the need to obtain such Company Consents), constitute a default under or breach of (with or without the giving of notice or the passage of time or both) or violate or give rise to any right of termination, cancellation, amendment or acceleration of any right or obligation of the Company or any of its Subsidiaries or require any payment or reimbursement or to a loss of any material benefit relating to the Business to which the Company or any of its Subsidiaries is entitled under any provision of any Permit, Contract, Lien or other instrument or obligations binding upon the Company or any of its Subsidiaries or by which any of the Company’s or any of its Subsidiaries’ properties or assets is or may be bound or any Permit, (d) cause a loss of any material benefit relating to the Business to which the Company or any of its Subsidiaries is entitled under any provision of any Permit or Contract binding upon the Company or any of its Subsidiaries or by which any of the Company’s or any of its Subsidiaries’ assets is or may be bound, (e) result in the creation or imposition of any Lien (except for Permitted Liens) on any of the Company’s or any of its Subsidiaries’ properties or assets or any of the Company Securities, or (f) require any consent, approval or waiver from any Person pursuant to any provision of the Company Certificate of Incorporation or by-laws, except (i) for the Company Stockholder Approval and (ii) in the case of clauses (b) through (e), for any conflicts, violations, breaches, defaults, loss of benefits, additional payments or other liabilities, alterations, terminations, amendments, accelerations, cancellations, or Liens that, or where the failure to obtain any consents, in each case, would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

4.5  Capitalization.

(a)  The authorized capital stock of the Company consists of 95,000,000 shares of the Company Common Stock, par value $0.0001 per share, and 65,091,079 shares of preferred stock, par value $0.0001 per share (the “Company Preferred Stock”), of which 10,919,116 shares of Company Common Stock, 3,599,811 shares of Company Series Seed Preferred Stock, 3,188,400 shares of Company Series A Preferred Stock, 9,342,176 shares of Company Series A-1 Preferred Stock, 16,576,600 shares of Company Series B Preferred Stock, 4,962,302 shares of Company Series B-1 Preferred Stock, 12,043,718 shares of Company Series C Preferred Stock and 11,097,399 shares of Series D Preferred Stock are issued and outstanding as of the date of this Agreement. There are 13,581,347 shares of Company Common Stock reserved for issuance pursuant to outstanding unexercised Company Options. There are 17,800,000 shares of Company Common Stock reserved for issuance under the Equity Incentive Plan. In addition, the Company Warrants to purchase 4,280,673 shares of Company Series D Preferred Stock are issued and outstanding as of the date of this Agreement. No other shares of capital stock or other voting securities of the Company are issued, reserved for issuance or outstanding. All issued and outstanding shares of Company Common Stock and Company Preferred Stock are duly authorized, validly issued, fully paid and nonassessable. No shares of Company Common Stock or Company Preferred Stock, Company Options or Company Warrants were or are subject to, or were issued in violation of any purchase option, right of first refusal, preemptive right, subscription right or any similar right (including under any provision of the DGCL, the Company Certificate of Incorporation or any Contract to which the Company is a party or by which the Company is bound). Each share of Company Common Stock or Company Preferred Stock and each Company Option and Company Warrant has been issued in compliance with applicable Law, the Company’s organizational documents (as in effect at the time of such issuance) and any other applicable Contracts governing the issuance of such securities and are free and clear of any Liens. Schedule 4.5(a) contains a true, correct and complete list of each Company Option and Company Warrant outstanding as of the date of this Agreement, the holder thereof, the number and class of shares of Company Capital Stock issuable thereunder or otherwise subject thereto, the grant date thereof, the vesting schedule (if applicable) and the exercise price and expiration date thereof. All outstanding Company Warrants constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, subject to the Enforceability Exceptions.

(b)  All Company Options are evidenced by award agreements in substantially the forms previously made available to Parent, and no Company Option is subject to terms that are materially different from those set forth in such forms. Each Company Option was validly granted and properly approved by the Board of Directors of the Company (or appropriate committee thereof) in accordance with the terms of the Equity Incentive Plan. Each Company Option held by a U.S. taxpayer has been granted with an exercise price that is intended to be no less than the fair market value of the underlying Company Common Stock on the date of grant, as determined in accordance with Section 409A of the Code or Section 422 of the Code, if applicable.

(c)  Except for the Company Restricted Stock, Company Options and the Company Warrants, there are no (i) outstanding warrants, options, agreements, convertible securities, performance units, stock appreciation, phantom stock, profit participation, restricted stock, restricted stock unit or other equity-based compensation award or other commitments or instruments pursuant to which the Company is or may become obligated to issue or sell any of its shares or other securities, (ii) outstanding obligations of the Company to repurchase, redeem, register for sale or otherwise acquire outstanding capital stock of the Company or any securities convertible into or exchangeable for any shares of capital stock of the Company, (iii) treasury shares of capital stock of the Company, (iv) bonds, debentures, notes or other Indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of the Company may vote, are issued or outstanding, (v) preemptive or similar rights to purchase or otherwise acquire shares or other securities of the Company pursuant to any provision of Law, the Company Certificate of Incorporation or any Contract to which the Company is a party, or (vi) Liens (including any right of first refusal, right of first offer, proxy, voting trust, voting agreement or similar arrangement) with respect to the sale or voting of shares or securities of the Company (whether outstanding or issuable). There is no voting trust, proxy, rights plan, anti-takeover plan or other agreements or understandings with respect to the Company Common Stock or Company Preferred Stock.

(d)  As of the date of this Agreement, all outstanding shares of the Company Capital Stock are owned of record by the Persons set forth on the Capitalization Schedule in the amounts set forth opposite their respective names. All of the outstanding shares of Company Capital Stock are validly issued and outstanding, fully paid and nonassessable with no personal liability attaching to the ownership thereof.

(e)  Except as provided for in this Agreement, as a result of the consummation of the transactions contemplated hereby, no share capital, warrants, options or other securities of the Company are issuable and no rights in connection with any shares, warrants, options or other securities of the Company accelerate or become triggered (whether due to vesting, exercisability, convertibility or otherwise).

(f)  No shares of capital stock or equity interests of each of the Company’s Subsidiaries were or are subject to, or were issued in violation of any purchase option, right of first refusal, preemptive right, subscription right or any similar right (including under any provision of the DGCL, the organizational documents of such Subsidiary or any Contract to which such Subsidiary is a party or by which such Subsidiary is bound). Each share of capital stock or equity interests of each of the Company’s Subsidiaries has been issued in compliance with applicable Law, the applicable Subsidiary’s organizational documents (as in effect at the time of such issuance) and any other applicable Contracts governing the issuance of such securities.

4.6  Corporate Records. All proceedings occurring since January 1, 2018 of the Board of Directors of the Company, including all committees thereof, and of the Company Stockholders, and all consents to actions taken thereby, are accurately reflected in the minutes and records contained in the corporate minute books of the Company and made available to Parent. The stockholder ledger of the Company is complete and accurate.

4.7  Subsidiaries. Schedule 4.7 sets forth a true, complete and correct list of each Subsidiary of the Company together with their jurisdiction of incorporation or organization, as applicable, and the Company does not directly or indirectly own, or hold any rights to acquire, any capital stock or any other securities or interests in any other Person. All of the issued and outstanding capital stock or equity interests of each Subsidiary has been duly authorized and validly issued, is fully paid and non-assessable (to the extent such concepts are recognized in such Subsidiary’s jurisdiction of organization), and is owned by the Company free and clear of any Lien (including any right of first refusal, right of first offer, proxy, voting trust, voting agreement or similar arrangement). None of the Company’s Subsidiaries is in violation of its organizational documents. There are no outstanding options, warrants, rights or other securities convertible into or exercisable or exchangeable for any shares of capital stock (or other equity interests) of such Subsidiaries, any other commitments or agreements providing for the issuance of additional shares (or other equity interests), the sale of treasury shares, or for the repurchase or redemption of such Subsidiaries’ shares of capital stock (or other equity interests), or any agreements of any kind which may obligate any Subsidiary to issue, purchase, register for sale, redeem or otherwise acquire any of its shares of capital stock (or other equity interests) or the value of which is determined by reference to shares of capital stock or equity interests of the Company’s Subsidiaries.

4.8  Consents. The Contracts listed on Schedule 4.8 are the only Contracts binding upon the Company or any of its Subsidiaries or by which any of the Company’s or any of its Subsidiaries’ assets are bound, requiring a consent, approval, authorization, order or other action of or filing with any Person as a result of the execution, delivery and performance of this Agreement or any Additional Agreement to which the Company or any of its Subsidiaries is or will be a party or the consummation of the transactions contemplated hereby or thereby (each of the foregoing, a “Company Consent”), except for any Company Consents where the failure to obtain such Company Consent would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

4.9  Financial Statements.

(a)  The Company has delivered to Parent (a) the audited balance sheets of the Company and its Subsidiaries, and the related statements of operations and comprehensive loss, convertible preferred stock and stockholders’ equity (deficit) and cash flows, for the years ended December 31, 2019 and December 31, 2020 including the notes thereto (collectively, the “Annual Financial Statements”), and (b) the unaudited balance sheet of the Company and its Subsidiaries as of June 30, 2021 (the “Interim Balance Sheet”) and the related statements of operations and comprehensive loss, convertible preferred stock and stockholders’ equity (deficit) and cash flows for the six (6) months ended June 30, 2021 including the notes thereto (collectively, the “Unaudited Financial Statements” and, together with the Annual Financial Statements, the “Company Financial Statements”). The Company Financial Statements have been prepared in conformity with U.S. GAAP applied on a consistent basis and in accordance with the requirements of the Public Company Accounting Oversight Board for public companies and will comply, when delivered by the Company for inclusion in the Form S-4 for filing with the SEC following the date of this Agreement in accordance with Section 6.5, in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act applicable to a registrant, in effect as of the respective dates thereof. The Company Financial Statements fairly present, in all material respects, the financial position of the Company as of the dates thereof and the results of operations, changes in convertible preferred stock and stockholders’ equity and cash flows of the Company for the periods reflected therein. The Company Financial Statements were prepared from the Books and Records of the Company in all material respects. Since June 30, 2021 (the “Balance Sheet Date”), except as required by applicable Law or U.S. GAAP, there has been no change in any accounting principle, procedure or practice followed by the Company or in the method of applying any such principle, procedure or practice.

(b)  Except: (i) as specifically disclosed, reflected or fully reserved against on the Interim Balance Sheet; (ii) for liabilities and obligations incurred in the ordinary course of business since the date of the Interim Balance Sheet, (iii) for liabilities that are executory obligations under Contracts to which the Company or any of its Subsidiaries is a party (none of which, with respect to the liabilities described in clause (ii) and this clause (iii), results from, arises out of, or relates to any breach or violation of, or default under, a Contract or applicable Law); (iv) for expenses incurred in connection with the negotiation, execution and performance of this Agreement, any Additional Agreement or any of the transactions contemplated hereby or thereby; and (v) for liabilities set forth on Schedule 4.9(b), the Company and its Subsidiaries do not have any material liabilities, debts or obligations of any nature (whether accrued, fixed or contingent, liquidated or unliquidated, asserted or unasserted or otherwise) of the type required to be reflected on a balance sheet in accordance with U.S. GAAP.

4.10  Books and Records. The Books and Records accurately and fairly, in reasonable detail, reflect the transactions and dispositions of assets of and the providing of services by the Company. The Company maintains procedures of internal controls sufficient to provide reasonable assurance that: (i) transactions are executed only in accordance with the respective management’s authorization; (ii) all transactions are promptly and properly recorded for the relevant periods in accordance with the revenue recognition and expense policies maintained by the Company, as permitted by U.S. GAAP; and (iii) access to assets is permitted only in accordance with the respective management’s authorization. The Books and Records of the Company have been maintained, in all material respects in accordance with reasonable business practices.

4.11  Internal Accounting Controls. The Company has established a system of internal accounting controls sufficient to provide reasonable assurance that: (a) transactions are executed in accordance with management’s general or specific authorizations; (b) transactions are recorded as necessary to permit preparation of financial statements in conformity with U.S. GAAP and the Company’s historical practices and to maintain asset accountability; (c) access to assets is permitted only in accordance with management’s general or specific authorization; and (d) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. Neither the Company, any Subsidiary, nor to the Company’s Knowledge, an independent auditor or employee of the Company has identified or been made aware of (i) any significant deficiency or material weakness in the internal control over financial reporting utilized by the Company, (ii) any fraud, whether or not material, that involves the Company’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by the Company or (iii) any written claim or allegation regarding any of the foregoing.

4.12  Absence of Certain Changes. From the Balance Sheet Date until the date of this Agreement, (a) the Company and its Subsidiaries have conducted in all material respects their respective businesses in the ordinary course and in a manner consistent with past practice; (b) there has not been any Material Adverse Effect; (c) the Company and its Subsidiaries have not taken any action that, if taken after the date of this Agreement and prior to the consummation of the Merger, would require the consent of Parent pursuant to Section 6.1; and (d) the Company and its Subsidiaries have not sold, assigned, transferred, permitted to lapse, abandoned or otherwise disposed of any right, title or interest in or to any of their respective material assets.

4.13  Properties; Title to the Company’s Assets.

(a)  All items of Tangible Personal Property have no defects, are in good operating condition and repair and function in accordance with their intended uses (ordinary wear and tear excepted), have been properly maintained and are suitable for their present uses and meet all specifications and warranty requirements with respect thereto. All of the Tangible Personal Property is located at the offices of the Company.

(b)  The Company and each of its Subsidiaries has good, valid and marketable title in and to, or in the case of the Leases and the assets which are leased or licensed pursuant to Contracts, a valid leasehold interest or license in or a right to use all of the tangible assets reflected on the Interim Balance Sheet. Except as set forth on Schedule 4.13(b), no such tangible asset is subject to any Lien other than Permitted Liens.

4.14  Litigation. In each case except as would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, there is no (i) Action pending or, to the Knowledge of the Company, threatened in writing against or affecting the Company or any of its Subsidiaries, any of the officers or directors of the Company (in their capacities as such), the Business, any of the Company’s or its Subsidiaries’ properties or assets or any Contract before any Authority; (ii) pending or, to the Knowledge of the Company, threatened in writing against any of the Company or its Subsidiaries, audits, examinations or investigations by any Authority against the Company or its Subsidiaries; and (iii) pending or threatened in writing Actions by any of the Company or its Subsidiaries against any third party. Neither the Company nor its Subsidiaries is party to a settlement or similar agreement regarding any of the matters set forth in the preceding sentence that contains any ongoing obligations, restrictions or liabilities (of any nature) that are material to the Company or its Subsidiaries. There are no outstanding judgments or Orders against the Company or its Subsidiaries. The Company and its Subsidiaries are not, and have not been in the past five (5) years, subject to any Action by any Authority.

4.15  Contracts.

(a)  Schedule 4.15(a) lists all of the following Contracts (collectively, such Contracts that are listed or should be listed on Schedule 4.15(a), “Material Contracts”) to which, as of the date of this Agreement, the Company or any of its Subsidiaries is a party or by which any of its assets is bound and which are currently in effect:

(i)  all Contracts that require or that the Company reasonably anticipates will involve annual payments or expenses incurred by, or annual payments or income to, the Company or any of its Subsidiaries of $500,000 or more (other than standard purchase and sale orders entered into in the ordinary course of business consistent with past practice);

(ii)  all sales, advertising, agency, lobbying, broker, sales promotion, market research, marketing or similar contracts and agreements, in each case requiring the payment of any commissions by the Company or any of its Subsidiaries in excess of $500,000 annually;

(iii)  each employment or consulting Contract, employee leasing Contract and consultant and sales representatives Contract with any current officer, director, employee, independent contractor or consultant of the Company or any of its Subsidiaries, under which the Company or any of its Subsidiaries (A) have continuing obligations for payment of annual compensation of at least $250,000, and which is not terminable for any reason or no reason upon reasonable notice without payment of any penalty, severance or other obligation; (B) has severance, or post-termination obligations to such Person (other than COBRA obligations); or (C) has an obligation to make a payment upon consummation of the transactions contemplated hereby or as a result of a change of control of the Company;

(iv)  all Contracts creating a joint venture, strategic alliance, limited liability company or partnership arrangement to which the Company or any of its Subsidiaries is a party;

(v)  all Contracts relating to any acquisitions or dispositions of material assets, properties or business divisions by the Company or any of its Subsidiaries (other than acquisitions or dispositions of inventory in the ordinary course of business consistent with past practice);

(vi)  all Contracts under which the Company or any of its Subsidiaries is granted a license under any Intellectual Property owned by a third party, other than (A) Contracts for generally commercially available software (including Open Source Software) or hosted services, which for clarity do not contain any exclusive grant of rights to any Company Intellectual Property, (B) Contracts with the Company’s or its Subsidiaries’ employees and contractors entered into in the ordinary course of business, and (C) confidentiality or non-disclosure agreements entered into in the ordinary course of business (the “Standard Contracts”);

(vii)  all Contracts under which the Company or any of its Subsidiaries has granted a license to a third party under any Company Intellectual Property, other than Standard Contracts or customer or channel partner Contracts entered into in the ordinary course of business;

(viii)  all Contracts limiting the freedom of the Company or any of its Subsidiaries to compete in any line of business or industry or to solicit customers, with any Person or in any geographic area;

(ix)  all Contracts with or pertaining to the Company to which any Affiliate of the Company is a party, other than any Contracts relating to such Affiliate’s status as a Company Securityholder;

(x)  all Contracts relating to property or assets (whether real or personal, tangible or intangible) in which the Company or any of its Subsidiaries holds a leasehold interest (including the Leases) and which involve payments to the lessor thereunder in excess of $500,000 per year;

(xi)  all Contracts creating or otherwise relating to outstanding Indebtedness or guarantees, direct or indirect, thereof (other than intercompany Indebtedness);

(xii)  all Contracts relating to the voting or control of the equity interests of the Company or the election of directors of the Company (other than the certificate of incorporation and bylaws of the Company);

(xiii)  all Contracts that may be terminated, or the provisions of which may be altered, as a result of the consummation of the transactions contemplated by this Agreement or any Additional Agreement to which the Company or any of its Subsidiaries is a party;

(xiv)  all Contracts under which any of the benefits, compensation or payments (or the vesting thereof) will be increased or accelerated by the consummation of the transactions contemplated hereby, or the amount or value thereof will be calculated on the basis of, the transactions contemplated by this Agreement;

(xv)  all collective bargaining or other agreements with a labor union or labor organization;

(xvi)  all Contracts requiring capital expenditures by the Company or any of the Company’s Subsidiaries after the date of this Agreement in an amount in excess of $500,000 annually;

(xvii)  all Contracts that (i) grants to any third person any “most favored nation rights” or equivalent rights (howsoever described) or (ii) grants to any third Person price guarantees for a period of greater than one year from the date of this Agreement and requires aggregate future payments to the Company and its Subsidiaries in excess of $500,000 annually;

(xviii)  all Contracts evidencing an outstanding obligation to make payments, contingent or otherwise, arising out of the prior acquisition of the business, assets or stock of other Persons;

(xix)  all Contracts with any Authority to which the Company or its Subsidiaries is a party; or

(xx)  any outstanding written commitment to enter into any Contract of the type described in subsections (i) through (xix) of this Section 4.15(a).

(b)  Each Material Contract is (i) a valid and binding agreement, (ii) in full force and effect and (iii) enforceable by and against the Company and/or its Subsidiary and each counterparty that is party thereto, subject, in the case of this clause (iii), to the Enforceability Exceptions. Neither the Company or its Subsidiaries nor, to the Company’s Knowledge, any other party to a Material Contract is in breach or default (whether with or without the passage of time or the giving of notice or both) under the terms of any such Material Contract and no event has occurred which with notice or lapse of time or both would become a breach of or default under any of the Material Contracts, and no party to any Material Contract has given any written, or to the Company’s Knowledge, oral, claim or notice of any such breach, default or event, which would reasonably be expected to have a Material Adverse Effect. The Company and its Subsidiaries have not assigned, delegated or otherwise transferred any of its rights or obligations under any Material Contract or granted any power of attorney with respect thereto. True, correct and complete copies of all written Material Contracts have been made available to Parent.

4.16  Licenses and Permits. Schedule 4.16 correctly lists each license, franchise, permit, order or approval or other similar authorization required under applicable law to carry out or otherwise affecting, or relating in any way to, the Business, together with the name of the Authority issuing the same (the “Permits”). Such Permits are valid and in full force and effect, and none of the Permits will, assuming the related Company Consent has been obtained or waived prior to the Closing Date, be terminated or impaired or become terminable as a result of the transactions contemplated hereby. The Company or its Subsidiaries have all material Permits necessary to operate the Business. The Company and its Subsidiaries are not in material breach or violation of, or material default under, any such Permit, and, to the Company’s Knowledge, no basis exists which, with notice or lapse of time or both, would constitute any such breach, violation or default or give any Authority grounds to suspend, revoke, place conditions on or terminate any such Permit. The Company and its Subsidiaries have not received any written (or, to the Company’s Knowledge, oral) notice from any Authority regarding any material violation of any Permit. There has not been and there is not any pending or, to the Company’s Knowledge, threatened action, investigation or disciplinary proceeding by or from any Authority against the Company or its Subsidiaries involving any material Permit. To the Company’s Knowledge, none of the Permits upon its termination or expiration in the ordinary due course will not be renewed or reissued in the ordinary course of business upon terms and conditions substantially similar to its existing terms and conditions.

4.17  Compliance with Laws.

(a)  Each of the Company and its Subsidiaries is not in violation in any material respect of, and, since January 1, 2018, has been in compliance in all material respects with all applicable Laws. Since January 1, 2018, none of the Company and its Subsidiaries has been threatened in writing or given written notice of any violation of any Law or any judgment, order or decree entered by any Authority. Without limiting the generality of the foregoing, each of the Company and its Subsidiaries is, and during the last three (3) years has been, in material compliance with: (i) every Law applicable to the Company due to the specific nature of the Business, including Data Protection Laws and Laws applicable to lending activities; and (ii) every Law regulating or covering conduct in the workplace, including regarding sexual harassment or, on any legally impermissible basis, a hostile work environment. Since January 1, 2019, none of the Company or its Subsidiaries has been threatened or charged in writing (or to the Company’s Knowledge orally) with or given written (or to the Company’s Knowledge oral) notice of any violation of any Data Protection Law or any other Law referred to in or generally described in foregoing sentence and, to the Company’s Knowledge, the Company is not under any investigations with respect to any such Law.

4.18  Intellectual Property.

(a)  Schedule 4.18(a) sets forth a true, correct and complete list of all Patents owned or purported to be owned by the Company or any Subsidiary of the Company (“Company Patents”), registered and applied-for Marks owned or purported to be owned by the Company or any Subsidiary of the Company (“Company Marks”), and registered Copyrights owned or purported to be owned by the Company or any Subsidiary of the Company (“Company Copyrights”), specifying as to each, as applicable, the record owner; the date of filing, issuance or registration; the filing, issuance or registration number; and the jurisdiction where the filing, issuance or registration was made.

(b)  Except as set forth on Schedule 4.18(a):

(i)  the Company or its applicable Subsidiary exclusively owns the Company Intellectual Property, free and clear of all Liens, other than Permitted Liens;

(ii)  no Company Patent has been or is now involved in any reissue, re-examination, inter-partes review, post-grant review, or opposition proceeding;

(iii)  as of the date hereof, all registration, maintenance and renewal fees currently due in connection with the Company Patents, Company Marks, and Company Copyrights have been paid and all documents, recordations and certificates in connection with the Company Patents, Company Marks, and Company Copyrights currently required to be filed have been filed with the relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of prosecuting and maintaining the same and recording the Company’s or its Subsidiary’s ownership interests therein;

(iv)  all Company Patents, Company Marks, and Company Copyrights are subsisting, and, to the Knowledge of the Company, valid and enforceable;

(v)  there are no pending or, to the Knowledge of the Company, threatened claims against the Company or its Subsidiaries alleging that any of the operation of the Business or any activity by the Company or its Subsidiaries infringes or violates (or in the past infringed or violated) the rights of others in or to any Intellectual Property (“Third Party IP”) or constitutes a misappropriation of (or in the past constituted a misappropriation of) any subject matter of any Third Party IP or that any of the Company Intellectual Property is invalid or unenforceable;

(vi)  neither the operation of the Business, nor any activity by the Company or its Subsidiaries, infringes or violates (or in the past infringed or violated) any Third Party IP or constitutes a misappropriation of (or in the past constituted a misappropriation of) any subject matter of any Third Party IP, provided that the foregoing representation and warranty is made solely to the Company’s Knowledge with respect to the Patents and Patent rights of any third Person;

(vii)  to the Company’s Knowledge, (A) there is no, nor has there been any, infringement or violation by any person or entity of any of the Company Intellectual Property or the Company’s or its Subsidiaries’ rights therein or thereto and (B) there is no, nor has there been any, misappropriation by any person or entity of any of the Company Intellectual Property or the subject matter thereof;

(viii)  all founders, employees, contractors and consultants who contributed to the development of any of the Company Intellectual Property did so either (A) within the scope of his or her employment such that, subject to and in accordance with applicable Law, all such Company Intellectual Property arising therefrom became the exclusive property of the Company or its Subsidiary, as applicable, or (B) pursuant to written agreements assigning, subject to applicable Law, all such Company Intellectual Property arising from his or her employment or engagement to the Company or its Subsidiary free and clear of all Liens (other than Permitted Liens);

(ix)  no (A) government funding or (B) facility of a university, college, other educational institution or research center was used in the development of any Company Intellectual Property;

(x)  none of the Company Intellectual Property is subject to any pending or outstanding Order that adversely restricts the use, transfer, registration or licensing of any such Company Intellectual Property by the Company or any of its Subsidiaries;

(xi)  the Company and its Subsidiaries have taken reasonable security measures to protect the confidentiality and value of all Trade Secrets and other confidential information owned or purported to be owned by the Company or its Subsidiaries in the Business;

(xii)  to the Company’s Knowledge, the Company Products and the Company IT Systems are free of all viruses, worms, Trojan horses and other material known contaminants that would materially disrupt or have an adverse impact on the operation of the Company Products and the Company IT Systems;

(xiii)  the Company Products and the Company IT Systems function materially in accordance with their respective specifications and documentation and have not suffered any material malfunction or any errors or defects (other than those malfunctions, errors and defects that were timely remedied) that, individually or in the aggregate, caused the Company or any of its Subsidiaries to suffer any material harm, or material or recurring malfunctions that negatively impacted the Business as presently conducted;

(xiv)  in the last twelve (12) months, there has been no material failure of the Company IT Systems which has caused any material disruption to the Business of the Company or any of its Subsidiaries. The Company has taken commercially reasonable steps to provide for disaster recovery plans, procedures, and facilities and, as applicable, has taken commercially reasonable steps to implement such plans and procedures. The Company has taken commercially reasonable actions to protect the integrity and security of the Company IT Systems from unauthorized use, access, or modification by third parties; and

(xv)  the incorporation, linking, calling, distribution or other use in, by or with any Company Product of any Open Source Software does not obligate the Company or any of its Subsidiaries to disclose, make available, offer or deliver to any third party any portion of the source code of such Company Product or component thereof other than the applicable Open Source Software.

4.19  Data Privacy. The Company has implemented adequate policies and commercially reasonable security measures (A) regarding the collection, use, processing disclosure, confidentiality, integrity, availability and value of Personal Information, and business proprietary or sensitive information (including all Trade Secrets, items of Intellectual Property that are confidential, confidential information, data and materials licensed by the Company or otherwise used in the operation of the Business); and (B) regarding the integrity and availability of the information technology networks and software applications the Company owns, operates, or outsources. The Company has not experienced any information security incident that has resulting in unauthorized access to or disclosure of Personal Information, or compromised the integrity or availability of the Company’s information technology systems and the software applications the Company owns, operates, or outsources, and there has been no loss, damage, or unauthorized access, disclosure, use, or breach of security of any Company information in its possession, custody, or control, or otherwise held or processed on its behalf. The transactions contemplated by this Agreement will not result in the violation of any Data Protection Laws or the privacy policies of the Company, and following the Merger the Surviving Corporation will have the same rights to utilize the Personal Information currently utilized by the Company that the Company had prior to the Merger.

4.20  Employees; Employment Matters.

(a)  Schedule 4.20(a) sets forth a true, correct and complete list of each of the employees of the Company and its Subsidiaries who received compensation in excess of $250,000 for the fiscal years ended December 31, 2020 and 2019 setting forth the name, title, current salary or compensation rate for each such person.

(b)  Except as set forth on Schedule 4.20(b), the Company is not a party to or subject to any collective bargaining agreement, and there has been no activity or proceeding during the past three years by a labor union or representative thereof to organize any employees of the Company or any of its Subsidiaries. To the Knowledge of the Company, none of the employees of the Company or its Subsidiaries are represented by any labor organization or works council. There is no labor strike, material slowdown or material work stoppage or lockout pending or, to the Knowledge of the Company, threatened against or affecting the Company or any of its Subsidiaries, and neither the Company nor its Subsidiaries have experienced during the past three years any strike, material slowdown or material work stoppage, lockout or other collective labor action by or with respect to its employees. Since December 31, 2018, neither the Company nor any of its Subsidiaries has implemented any “plant closings” (as defined in the federal Worker Adjustment and Retraining Act of 1988 or any similar foreign, state or local plan closing or mass layoff statute, rule or regulation (the “WARN Act”) or employee layoffs that would implicate the WARN Act.

(c)  Except as would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, each of the Company and its Subsidiaries (i) is in material compliance with all applicable Laws regarding employment and employment practices, including, without limitation, all Laws respecting terms and conditions of employment, workplace health and safety, employee classification, non-discrimination, wages and hours, immigration, disability rights, equal opportunity, “plant closings” (as defined in the WARN Act) and layoffs, affirmative action, workers’ compensation, labor relations, employee leave issues, classification of employees and independent contractors, and unemployment insurance. Except as would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, the Company and its Subsidiaries are not delinquent in payments to any employees or former employees for any services or amounts required to be reimbursed or otherwise paid.

(d)  As of the date of this Agreement, there are no pending or, to the Knowledge of the Company, threatened Actions against the Company or any of its Subsidiaries under any worker’s compensation policy or long-term disability policy. There is no Unfair Labor Practice (as defined in the National Labor Relations Act) charge or complaint pending before any applicable governmental Authority relating to the Company or any of its Subsidiaries or any employee or other service provider thereof.

(e)  Since January 1, 2019, (i) all individuals who perform or have performed services for the Company or any of its Subsidiaries have been properly classified under applicable Law (A) as employees or individual independent contractors and (B) for employees, as an “exempt” employee or a “non-exempt” employee (within the meaning of the FLSA and applicable state Law) and (ii) no such individual has been improperly included or excluded from any Plan and neither the Company nor any of its Subsidiaries has notice of any pending or threatened inquiry or audit from any Authority concerning any such classifications, except, in the case of each of clauses (i) and (ii), as would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole.

(f)  Since December 31, 2018, (i) no material allegations of sexual harassment or sexual misconduct have been made in writing against any director, officer or employee of the Company or any of its Subsidiaries, and (ii) neither the Company nor any of its Subsidiaries has entered into any settlement agreement related to allegations of sexual harassment or sexual misconduct by any director, officer or employee of the Company or any of its Subsidiaries.

4.21  Withholding. Except as disclosed on Schedule 4.21, all obligations of the Company or its Subsidiaries applicable to their respective employees, whether arising by operation of Law, by Contract, or attributable to payments by the Company or its Subsidiary to trusts or other funds or to any governmental agency, with respect to unemployment compensation benefits and social security benefits for its employees through the date hereof have been paid or adequate accruals therefor have been made on the Company Financial Statements. Except as disclosed on Schedule 4.21, all reasonably anticipated obligations of the Company and its Subsidiaries with respect to such employees (except for those related to wages during the pay period immediately prior to the Closing Date and arising in the ordinary course of business), whether arising by operation of Law or by Contract, for salaries and holiday pay, bonuses and other forms of compensation payable to such employees in respect of the services rendered by any of them prior to the date hereof have been or will be paid by the Company or its Subsidiary prior to the Closing Date.

4.22  Employee Benefits.

(a)  Schedule 4.22(a) sets forth a correct and complete list of all Plans. With respect to each Plan, the Company has made available to Parent or its counsel a true and complete copy, to the extent applicable, of: (i) each writing constituting a part of such Plan and all amendments thereto, including all plan documents, material employee communications, benefit schedules, trust agreements, and insurance contracts and other funding vehicles; (ii) the most recent annual report and accompanying schedule; (iii) the current summary plan description and any material modifications thereto; (iv) the most recent annual financial and actuarial reports; (v) the most recent determination letter received by the Company from the Internal Revenue Service regarding the tax-qualified status of such Plan, (vi) and any non-routine communications with any Authority within the past three years and (vii) the most recent written results of all required compliance testing.

(b)  No Plan is or has ever been (i) subject to Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code, (ii) a “multiemployer plan” (as defined in Section 3(37) of ERISA) or (iii) a plan that has two or more contributing sponsors at least two of whom are not under common control, within the meaning of Section 4063 of ERISA, and none of the Company, or any ERISA Affiliate, has withdrawn at any time within the preceding six (6) years from any multiemployer plan or incurred any withdrawal liability which remains unsatisfied, and no events have occurred and no circumstances exist that could reasonably be expected to result in any such liability to the Company.

(c)  With respect to each Plan that is intended to qualify under Section 401(a) of the Code, such Plan, including its related trust, has received a determination letter (or opinion letters in the case of any prototype plans) from the Internal Revenue Service that it is so qualified and that its trust is exempt from Tax under Section 501(a) of the Code, and to the Knowledge of the Company, nothing has occurred with respect to the operation of any such Plan that could cause the loss of such qualification or exemption or the imposition of any material liability, penalty or Tax under ERISA or the Code. No stock or other securities issued by the Company forms or has formed any part of the assets of any Plan that is intended to qualify under Section 401(a) of the Code.

(d)  There are no pending or, to the Knowledge of the Company, threatened Actions against or relating to the Plans or the assets of any of the trusts under such Plans (other than routine benefits claims). No Plan is presently under audit or examination (nor has written notice been received by the Company of a potential audit or examination) by any Authority.

(e)  Each Plan has been established, administered and funded in all material respects accordance with its terms and in compliance in all material respects with the applicable provisions of ERISA, the Code (including without limitation, COBRA, and the PPACA) and other applicable Laws. There is not now, nor, to the Knowledge of the Company, do any circumstances exist that could give rise to, any requirement for the posting of security with respect to any Plan or the imposition of any Lien on the assets of the Company under ERISA or the Code. All premiums due or payable with respect to insurance policies funding any Plan have been made or paid in full or, to the extent not required to be made or paid on or before the date hereof, have been fully reflected on the Company Financial Statements.

(f)  None of the Plans provide retiree health or life insurance benefits, except as may be required by Section 4980B of the Code, Section 601 of ERISA or any other applicable Law.

(g)  Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in combination with another event) (i) result in any payment becoming due, or increase the amount of any compensation or benefits due, to any current or former employee of the Company or any of its Subsidiaries with respect to any Plan; (ii) increase any benefits otherwise payable under any Plan; or (iii) result in the acceleration of the time of payment or vesting of any such compensation or benefits. No Person is entitled to receive any additional payment (including any Tax gross-up or other payment) from the Company as a result of the imposition of the excise Taxes required by Section 4999 of the Code or any Taxes required by Section 409A of the Code.

(h)  No amount or benefit that could be, or has been, received (whether in cash or property or the vesting of property or the cancellation of indebtedness) by any current or former employee, officer or director of Company or any Subsidiary who is a “disqualified individual” within the meaning of Section 280G of the Code could reasonably be expected to be characterized as an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code) as a result of the consummation of the transactions contemplated by this Agreement.

(i)  Each Plan that is a “nonqualified deferred compensation plan” (as defined in Section 409A(d)(1) of the Code) is in all material respects in documentary compliance with, and has been administered in all material respects in compliance with Section 409A of the Code.

(j)  With respect to each Foreign Plan, (i) all employer and employee contributions to each Foreign Plan required by Law or by the terms of such Foreign Plan have been made, or, if applicable, accrued in accordance with normal accounting practices; (ii) the fair market value of the assets of each funded Foreign Plan, the liability of each insurer for any Foreign Plan funded through insurance or the book reserve established for any Foreign Plan, together with any accrued contributions, is sufficient to procure or provide for the accrued benefit obligations, as of the Closing, with respect to all Service Providers or beneficiaries in such plan according to the actuarial assumptions and valuations most recently used to determine employer contributions to such Foreign Plan, and no transaction contemplated by this Agreement shall cause such assets or insurance obligations to be less than such benefit obligations; (iii) if intended to qualify for special Tax treatment (or permitted to have been approved to obtain any beneficial Tax or other status), such Foreign Plan meets all requirements for such treatment; (iv) if intended to be filed, registered or approved by a competent governmental Authority, has been duly and timely filed, registered or approved, as applicable; and (v) such Foreign Plan has been maintained in good standing with applicable governmental Authorities and in compliance with all applicable laws.

4.23 Real Property.

(a) Except as set forth on Schedule 4.23, the Company and its Subsidiaries do not own, or otherwise have an interest in, any Real Property, including under any Real Property lease, sublease, space sharing, license or other occupancy agreement. The Leases are the only Contracts pursuant to which the Company and its Subsidiaries lease any real property or right in any Real Property. The Company or its Subsidiary has good, valid, binding, enforceable and subsisting title to its respective leasehold estates in the offices described on Schedule 4.23, free and clear of all Liens. The Company and its Subsidiaries have not breached or violated any local zoning ordinance, and no notice from any Person has been received by the Company or its Subsidiaries or served upon the Company or its Subsidiaries claiming any violation of any local zoning ordinance.

(b) With respect to each Lease: (i) it is valid, binding and in full force and effect; (ii) all rents and additional rents and other sums, expenses and charges due thereunder have been paid; (iii) the Company or its Subsidiary has been in peaceable possession of the premises leased thereunder since the commencement of the original term thereof; (iv) no waiver, indulgence or postponement of the Company’s or its Subsidiary’s obligations thereunder has been granted by the lessor; (v) there exist no default or event of default thereunder by the Company or any of its Subsidiaries or, to the Company’s Knowledge, by any other party thereto; (vi) there exists no occurrence, condition or act which, with the giving of notice, the lapse of time or the happening of any further event or condition, would become a default or event of default by the Company or any of its Subsidiaries thereunder; (vii) there are no outstanding claims of breach or indemnification or notice of default or termination thereunder; and (viii) it represents the valid and binding obligations of the Company or its Subsidiary party thereto and, to the Knowledge of the Company, represents the valid and binding obligations of the other parties thereto. The Company or its Subsidiary holds the leasehold estate established under such Lease free and clear of all Liens, except for Liens of mortgagees of the Real Property on which such leasehold estate is located. The Real Property leased by the Company and its Subsidiaries is in a state of maintenance and repair in all material respects adequate and suitable for the purposes for which it is presently being used, and there are no material repair or restoration works likely to be required in connection with such leased Real Property. The Company or its Subsidiary is in physical possession and actual and exclusive occupation of the whole of the leased premises, none of which is subleased or assigned to another Person. The Leases lease all useable square footage of the premises located at the leased Real Property. True, correct copies of all Leases have been made available to Parent. The Company does not owe any brokerage commission with respect to any Real Property.

4.24 Tax Matters. Except as set forth on Schedule 4.24:

(a) (i) The Company and its Subsidiaries have duly and timely filed all income and other material Tax Returns which are required to be filed by or with respect to it, and has paid all income and other material Taxes which have become due; (ii) all such Tax Returns are true, correct and complete and accurate in all material respects; (iii) there is no Action, within the past five years (or pending or proposed in writing), with respect to Taxes of the Company or any of its Subsidiaries; (iv) no statute of limitations in respect of the assessment or collection of any Taxes of the Company or any of its Subsidiaries has been waived or extended, which waiver or extension is in effect and the Company or any of its Subsidiaries is not presently contesting the Tax liability before any Taxing Authority or other Authority; (v) the Company and its Subsidiaries have complied in all respects with all applicable Laws relating to the reporting, payment, collection and withholding of Taxes and has duly and timely withheld or collected, paid over to the applicable Taxing Authority and reported all Taxes (including income, social, security and other payroll Taxes) required to be withheld or collected by the Company or any of its Subsidiaries; (vi) no stock transfer Tax, sales Tax, use Tax, real estate transfer Tax or other similar Tax will be imposed on the transfer of the shares of Company Capital Stock by the Company Stockholders to Parent pursuant to this Agreement; (vii) there is no outstanding request for a ruling from any Taxing Authority, request for consent by a Taxing Authority for a change in a method of accounting, subpoena or request for information by any Taxing Authority or agreement with any Taxing Authority with respect to the Company or any of its Subsidiaries; (viii) there is no Lien (other than Permitted Liens) for Taxes upon the Company or any of its Subsidiaries or any of the assets of the Company or any of its Subsidiaries; (ix) no claim has ever been made by a Taxing Authority in a jurisdiction where the Company or any of its Subsidiaries has not paid any Tax or filed Tax Returns, asserting that the Company or any of its Subsidiaries is or may be subject to Tax in such jurisdiction, neither the Company nor any of its Subsidiaries have been subject to Tax in any country other than the country of incorporation of the Company by virtue of having a permanent establishment or other place of business in that country, and the Company is and has always been tax resident solely in its country of incorporation;

(x) the Company has provided to Parent true, complete and correct copies of all Tax Returns relating to, and all audit reports and correspondence relating to each proposed adjustment, if any, made by any Taxing Authority with respect to, any taxable period ending after December 31, 2016; (xi) the Company and its Subsidiaries are not, and have never been, a party to any Tax sharing, allocation or indemnification Contract; (xii) the Company and its Subsidiaries are not and have never been included in any consolidated, combined or unitary Tax Return and the Company and its Subsidiaries do not have any liability for Taxes as a result of having been a member of any affiliated group within the meaning of Section 1504(a) of the Code, or any similar affiliated or consolidated group for Tax purposes under any state, local or foreign Law (other than a group the common parent of which is the Company), or has any liability for the Taxes of any Person (other than the Company) under United States Treasury regulations Section 1.1502-6 (or any similar provision of any state, local or foreign Law), as a transferee or successor, by Contract (other than Contracts entered into in the ordinary course of business, the primary purpose of which is not Tax); (xiii) no deficiency for any material Tax has been asserted or assessed in writing by a taxing authority against the Company or any of its Subsidiaries which deficiency has not been paid or is not being contested in good faith in appropriate Actions; (xiv) the Company and its Subsidiaries have not requested any extension of time within which to file any Tax Return, which Tax Return has since not been filed; and (xv) there is no outstanding power of attorney from the Company or any of its Subsidiaries authorizing anyone to act on behalf of the Company or any of its Subsidiaries in connection with any Tax, Tax Return or Action relating to any Tax or Tax Return of the Company.

(b) Neither the Company nor its Subsidiaries will be required to include any item of income or exclude any item of deduction for any taxable period (or a portion thereof) ending after the Closing Date as a result of any of the following that occurred or existed on or prior to the Closing Date: (i) a “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. income Tax law), (ii) an installment sale or open transaction, (iii) a prepaid amount, (iv) an intercompany item under United States Treasury regulations Section 1.1502-13 or an excess loss account under United States Treasury regulations Section 1.1502-19, (v) a change in the accounting method of Parent pursuant to Section 481 of the Code or any similar provision of the Code or the corresponding tax laws of any nation, state or locality or the use of a method of accounting with respect to any transaction that occurred on or before the Closing Date; or (vi) any inclusion under Section 951(a) or Section 951A of the Code attributable to (A) “subpart F income,” within the meaning of Section 952 of the Code, (B) direct or indirect holding of “United States property,” within the meaning of Section 956 of the Code, (C) “global intangible low-taxed income,” as defined in Section 951A of the Code, in each case, determined as if the relevant taxable years ended on the Closing Date or (D) any inclusion under Section 965 of the Code.

(c) The unpaid Taxes of the Company and its Subsidiaries did not, as of the most recent fiscal month end, exceed the reserve for Tax liability by more than $100,000 (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the Unaudited Financial Statements in accordance with U.S. GAAP.

(d) The Company and its Subsidiaries have been in compliance in all respects with all applicable transfer pricing laws and legal requirements. The prices for any property or services (or for the use of any property), including interest and other prices for financial services, provided by or to the Company or its Subsidiaries are arm’s-length prices for purposes of the relevant transfer pricing laws.

(e) Neither the Company nor any of its Subsidiaries have taken any action (nor permitted any action to be taken), and is not aware of any fact or circumstance, that would reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

(f)   Neither the Company nor any of its Subsidiaries is a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code at any time during the five-year period ending on the Closing Date.

(g) Neither the Company nor any of its Subsidiaries have engaged in a “reportable transaction” within the meaning of United States Treasury regulations Section 1.6011-4(b).

(h) Within the past five (5) years, neither the Company nor any of its Subsidiaries has been a “distributing corporation” or a “controlled corporation” in a distribution intended to qualify for tax free treatment under Section 355 of the Code.

(i) Each of the Company and its Subsidiaries has timely and properly collected all material sales, use, value-added, and similar Taxes, and has timely and properly remitted such amounts to the appropriate Taxing Authority. Each of the Company and its Subsidiaries has properly requested, received, and retained all necessary resale certificates, exemption certificates, and other documentation supporting any claimed exemption or waiver of any material Taxes on sales or similar transactions as to which it would otherwise have been obligated to collect or withhold Taxes.

4.25 Environmental Laws. The Company and its Subsidiaries have not (i) received any written notice of any alleged claim, violation of or liability under any Environmental Law; (ii) disposed of, emitted, discharged, handled, stored, transported, used or released any Hazardous Materials; arranged for the disposal, discharge, storage or release of any Hazardous Materials; or exposed any employee or other individual to any Hazardous Materials so as to give rise to any liability or corrective or remedial obligation under any Environmental Laws; or (iii) entered into any agreement that may require it to guarantee, reimburse, pledge, defend, hold harmless or indemnify any other Person with respect to liabilities arising out of Environmental Laws or the Hazardous Material Activities of the Company or its Subsidiaries. There are no Hazardous Materials in, on or under any properties owned, leased or used at any time by the Company or any of its Subsidiaries that could give rise to any material liability or corrective or remedial obligation of the Company or its Subsidiaries under any Environmental Laws.

4.26 Finders’ Fees. Except as set forth on Schedule 4.26, there is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of the Company or any of its Affiliates who might be entitled to, directly or indirectly, any fee or commission from the Company, Merger Sub, Parent or any of their Affiliates upon consummation of the transactions contemplated by this Agreement or any of the Additional Agreements.

4.27 Directors and Officers. Schedule 4.27 sets forth a true, correct and complete list of all directors and officers of the Company.

4.28 Anti-Money Laundering Laws. The Company and its Subsidiaries and, to the Knowledge of the Company, their respective directors, officers, employees and any other Persons, in each case, acting on their behalf, in connection with the operation of the Business of the Company and its Subsidiaries are and have been at all times in compliance with anti-money laundering Laws in all applicable jurisdictions and any related or similar rules, regulations or guidelines, issued, administered or enforced by any Authority (collectively, the “Money Laundering Laws”), and no Action involving the Company or its Subsidiaries with respect to the Money Laundering Laws is pending or, to the Knowledge of the Company, threatened.

4.29 Insurance. All forms of insurance owned or held by and insuring the Company and its Subsidiaries are set forth on Schedule 4.29, and such policies are in full force and effect. All premiums with respect to such policies covering all periods up to and including the date hereof have been paid, and no notice of cancellation, termination, denying renewal or material adverse amendments has been received with respect to any such policy. There is no existing default or event which, with or without the passage of time or the giving of notice or both, would constitute noncompliance with, or a default under, any such policy or entitle any insurer to terminate or cancel any such policy. Such policies will not in any way be affected by or terminate or lapse by reason of the transactions contemplated by this Agreement or the Additional Agreements. The insurance policies to which the Company and its Subsidiaries are party are sufficient for compliance with all requirements of all Contracts to which the Company and its Subsidiaries is a party or by which the Company or its Subsidiaries are bound and to operate the Business as currently conducted. There is no pending material claim by the Company or any of its Subsidiaries against any insurance carrier for which coverage has been denied or disputed by the applicable insurance carrier (other than a customary reservation of rights notice), which would reasonably be expected to have a Material Adverse Effect. The Company and its Subsidiaries have not been refused any insurance with respect to its assets or operations or had its coverage limited by any insurance carrier to which it has applied for any such insurance or with which it has carried insurance. The Company and its Subsidiaries do not have any self-insurance arrangements.

4.30 Related Party Transactions. Except as set forth in Schedule 4.30 or as contemplated by this Agreement, no Company Stockholder, Affiliate of the Company, current or former director, manager, officer or employee of the Company or any immediate family member or Affiliate of any of the foregoing (a) is a party to any Contract, or has otherwise entered into any transaction, understanding or arrangement, with the Company or (b) owns any property or right, tangible or intangible, which is used by the Company (each, an “Affiliate Transaction”). None of the Contracts listed in Schedule 4.30 was entered into on a basis other than on arm’s length.

4.31 Customers and Suppliers.

(a) Schedule 4.31(a) sets forth the top ten (10) customers (by revenue) of the Company and its Subsidiaries for the fiscal year ended December 31, 2020 (the “Material Customers”) and the amount of consideration paid to the Company and its Subsidiaries, collectively, by each Material Customer during such period. To the Company’s Knowledge as of the date hereof, no such Material Customer has expressed in writing to the Company or its Subsidiaries (i) its intention to cancel or otherwise terminate, or materially and adversely modify, its relationship (other than due to expiration of an existing contractual relationship) with the Company and its Subsidiaries, taken as a whole, or (ii) a material breach of the terms of any Material Contract with such Material Customer that has not been cured or remedied.

(b) Schedule 4.31(b) sets forth the top (10) suppliers (by expenditure) of the Company and its Subsidiaries for the fiscal year ended December 31, 2020 (the “Material Suppliers”) and the amount of consideration paid to each Material Supplier during such period. To the Company’s Knowledge as of the date hereof, no such Material Supplier has expressed in writing to the Company or its Subsidiaries (i) its intention to cancel or otherwise terminate, or materially and adversely modify, its relationship (other than due to expiration of an existing contractual relationship) with the Company and its Subsidiaries, taken as a whole, or (ii) a material breach of the terms of any Material Contract with such Material Supplier that has not been cured or remedied.

4.32 Government Contracts. Other than as set forth on Schedule 4.32, the Company and its Subsidiaries are not party to: (i) any Contract, including an individual task order, delivery order, purchase order, basic ordering agreement, letter Contract or blanket purchase agreement between the Company or any of its Subsidiaries, on one hand, and any Authority, on the other hand; or (ii) any subcontract or other Contract by which the Company or one of its Subsidiaries has agreed to provide goods or services through a prime contractor directly to an Authority that is expressly identified in such subcontract or other Contract as the ultimate consumer of such goods or services.

4.33 Absence of Certain Business Practices. Since January 1, 2019: (a) the Company and its Subsidiaries and, to the Knowledge of the Company, their respective directors, officers, employees and any other Persons, in each case, acting on their behalf, in connection with the operation of the Business of the Company and its Subsidiaries, have been in material compliance with all applicable Specified Business Conduct Laws and have not knowingly engaged in any activity that would reasonably be expected to result in the Company and its Subsidiaries becoming the subject or target of any sanctions administered by the U.S. government; and (b) none of the Company or its Subsidiaries has (i) received written notice of, or made a voluntary, mandatory or directed disclosure to any Authority relating to, any actual or potential violation of any Specified Business Conduct Law; or (ii) been a party to or the subject of any pending or, to the Knowledge of the Company, threatened in writing, Action or investigation by or before any Authority related to any actual or potential violation of any Specified Business Conduct Law. None of the Company or its Subsidiaries, nor, to the Knowledge of the Company, any of their respective directors, executives, officers, employees, or agents is the subject or target of any sanctions, identified on the specially designated nationals or other blocked person list, or the target of restrictive export controls administered by the U.S. government, the United Nations Security Council, Her Majesty’s Treasury of the United Kingdom, or the European Union. None of the Company, its Subsidiaries nor, to the Knowledge of the Company, their respective directors, officers, employees and any other Persons, in each case, acting on their behalf, has (a) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (b) made any unlawful payment to foreign or domestic government officials, employees or political parties or campaigns, or (c) made any other unlawful payment. None of the Company, its Subsidiaries nor, to the Knowledge of the Company, their respective directors, officers, employees and any other Persons, in each case, acting on their behalf, has, directly or indirectly, given or agreed to give any gift or similar benefit in any material amount to any customer, supplier, governmental employee or other Person who is or may be in a position to help or hinder the Company or its Subsidiaries or assist the Company or its Subsidiaries in connection with any actual or proposed transaction, which, if not given or continued in the future, would reasonably be expected to (i) adversely affect the business or prospects of the Company or its Subsidiaries and (ii) subject the Company or its Subsidiaries to suit or penalty in any private or governmental Action.

4.34 Specified Company Securityholders. Collectively, the Specified Company Securityholders own at least the requisite number and class of issued and outstanding shares of Company Capital Stock required to obtain the Company Stockholder Approval.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Except as disclosed in the Parent SEC Documents filed with or furnished to the SEC prior to the date of this Agreement (other than any risk factor disclosures or other similar disclosures to the extent that they are of a cautionary or predictive nature), Parent and Merger Sub (the “Parent Parties”) hereby represent and warrant to the Company that each of the following representations and warranties are true, correct and complete as of the date of this Agreement:

5.1 Corporate Existence and Power. The Parent and Merger Sub are each corporations duly incorporated, validly existing and in good standing under the laws of the State of Delaware. Merger Sub does not hold and has not held any material assets or incurred any material liabilities, and has not carried on any business activities other than in connection with the Merger.

5.2 Corporate Authorization. The execution, delivery and performance by the Parent Parties of this Agreement and the Additional Agreements to which they are or will be parties and the consummation by the Parent Parties of the transactions contemplated hereby and thereby are within the corporate powers of the Parent Parties and have been duly authorized by all necessary corporate action on the part of the Parent Parties, other than the Parent Stockholder Approval. This Agreement has been duly and validly executed and delivered by the Parent Parties and, assuming the due authorization, execution and delivery thereof by the other parties hereto, constitutes, and upon the execution and delivery thereof, each Additional Agreement to which a Parent Party is party, will, assuming the due authorization, execution and delivery thereof by the other parties thereto, constitute, a valid and legally binding agreement of the applicable Parent Party, enforceable against it in accordance with its terms, except as may be limited by the Enforceability Exceptions. This Agreement and the Additional Agreements to which a Parent Party is or will be party and the transactions contemplated hereby and thereby have been duly approved by Parent, on behalf of itself and in its capacity as the sole shareholder of Merger Sub. Parent intends to seek the affirmative vote of (i) holders of a majority of the outstanding shares of Parent Common Stock, voting together as a single class, cast at the Parent Stockholder Meeting to approve the Transaction Proposal, the Equity Plan Proposal, the ESPP Proposal, the Bylaws Proposal and the Nasdaq Proposal, (ii) (A) holders of a majority of the outstanding shares of Parent Common Stock, voting together as a single class, and (B) holders of a majority of the outstanding Parent Class A Shares, voting as a separate series, to approve the A&R Charter Proposal, and (iii) holders of a plurality of the outstanding shares of Parent Common Stock cast at the Parent Stockholder Meeting to approve the Election of Directors Proposal, and such votes shall be sufficient to approve the Parent Proposals, in each case, assuming a quorum is present (the foregoing approvals of the holders of the Parent Common Stock, the “Parent Stockholder Approval”), are the only votes of the holders of any of Parent’s capital stock necessary to adopt this Agreement and approve the Merger and the consummation of the other transactions contemplated hereby.

5.3 Governmental Authorization. Assuming the accuracy of the representations and warranties set forth in Article IV, neither the execution, delivery or performance of this Agreement by Parent requires any consent, approval, license or other action by or in respect of, or registration, declaration or filing with any Authority except for (i) any consents, approvals, licenses or other actions or registrations, declarations or filings, the absence of which would not reasonably be expected to impair the ability of Parent or Merger Sub to enter into and perform their obligations under this Agreement; (ii) applicable requirements, if any, of the Securities Act, the Exchange Act, blue sky laws, and the rules and regulations thereunder; (iii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware pursuant to the DGCL; (iv) the filings necessary to obtain CFIUS Approval; and (v) the filing of any required premerger notification and report forms under the HSR Act.

5.4 Non-Contravention. The execution, delivery and performance by the Parent Parties of this Agreement, or the consummation of the transactions contemplated hereby or thereby, do not and will not, assuming the Parent Stockholder Approval is obtained, (a) contravene or conflict with the organizational or constitutive documents of the Parent Parties, or (b) contravene or conflict with or constitute a violation of any provision of any Law or any Order binding upon the Parent Parties except, with respect to any of the foregoing, as would not reasonably be expected to impair the ability of Parent or Merger Sub to enter into and perform their obligations under this Agreement.

5.5 Finders’ Fees. Except for the Persons identified on Schedule 4.26, there is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of the Parent Parties or their Affiliates who might be entitled to, directly or indirectly, any fee or commission from the Company or any of its Affiliates upon consummation of the transactions contemplated by this Agreement or any of the Additional Agreements.

5.6 Issuance of Shares. The Consideration Shares, when issued in accordance with this Agreement, will be duly authorized and validly issued, and will be fully paid and nonassessable.

5.7 Capitalization.

(a) The authorized capital stock of Parent consists of 240,000,000 Parent Class A Shares of which 34,500,000 are outstanding, 60,000,000 Parent Class B Shares of which 8,625,000 are issued and outstanding, and 1,000,000 shares of preferred stock, par value $0.0001 per share (“Parent Preferred Stock”), none of which are issued and outstanding. In addition, warrants to purchase 17,433,333 Parent Class A Shares are issued and outstanding as of the date of this Agreement (the “Parent Warrants”). No other shares of capital stock or other securities of Parent are issued, reserved for issuance or outstanding. All issued and outstanding shares of Parent Common Stock and Parent Warrants are duly authorized, validly issued, fully paid and nonassessable and are not subject to, and were not issued in violation of, any purchase option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the DGCL, Parent’s organizational documents or any Contract to which Parent is a party or by which Parent is bound. Except as set forth in Parent’s organizational documents, there are no outstanding contractual obligations of Parent to repurchase, redeem or otherwise acquire any shares of Parent Common Stock or any equity capital of Parent. There are no outstanding contractual obligations of Parent to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any other Person.

(b) The Merger Sub is authorized to issue 100 shares, par value $0.0001 per share (“Merger Sub Common Stock”), of which 100 shares of Merger Sub Common Stock are issued and outstanding as of the date hereof. No other shares or other voting securities of Merger Sub are issued, reserved for issuance or outstanding. All issued and outstanding shares of Merger Sub Common Stock are duly authorized, validly issued, fully paid and nonassessable and are not subject to, and were not issued in violation of, any purchase option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the DGCL, the Merger Sub’s organizational documents or any contract to which Merger Sub is a party or by which Merger Sub is bound. There are no outstanding contractual obligations of Merger Sub to repurchase, redeem or otherwise acquire any shares of Merger Sub Common Stock or any equity capital of Merger Sub. There are no outstanding contractual obligations of Merger Sub to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any other Person.

(c) On or prior to the date of this Agreement, Parent has entered into Subscription Agreements with PIPE Investors, true, correct and complete copies of which have been provided to Company on or prior to the date of this Agreement, pursuant to which, and on the terms and subject to the conditions of which, such PIPE Investors have agreed, in connection with the transactions contemplated hereby, to purchase from Parent, Parent Class A Shares of at least the PIPE Investment Amount. As of the date of this Agreement, there are no other agreements, side letters, or arrangements between Parent and any PIPE Investors relating to the Subscription Agreement and, as of the date hereof, to the Knowledge of Parent, there are no facts or circumstances that may reasonably be expected to result in any of the conditions set forth in any of the Subscription Agreements not being satisfied, or the PIPE Investment Amount not being available to Parent, on the Closing Date. As of the date hereof, such Subscription Agreements are in full force and effect with respect to, and binding on, Parent and, to the Knowledge of Parent, on each PIPE Investor party thereto (subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity), in accordance with their terms, and has not been withdrawn or terminated, or otherwise amended or modified in any respect, and no withdrawal, termination, amendment or modification is contemplated by Parent. As of the date hereof, no event has occurred that, with or without notice, lapse of time or both, would constitute a default or breach on the part of Parent under any material term or condition of any Subscription Agreement and Parent has no reason to believe that it will be unable to satisfy in all material respects on a timely basis any term or condition of closing to be satisfied by it contained in any Subscription Agreement. The Subscription Agreements contain all of the conditions precedent (other than the conditions contained in the other Additional Agreements and this Agreement) to the obligations of the PIPE Investors to purchase the shares of Parent Class A Shares in the Private Placement in the commitment amount set forth in the Subscription Agreements on the terms therein. As of the date of this Agreement, no fees, cash consideration or other discounts are payable or have been agreed to be paid by Parent or any of its Subsidiaries (including, from and after the Closing, the Company and its Subsidiaries) to any PIPE Investor in respect of any PIPE Investment Amount.

(d) Prior to the Effective Time, all holders of Parent Class B Shares will have irrevocably waived any anti-dilution adjustment as to the ratio by which such shares convert into shares of Parent Class A Shares or any other measure with an anti-dilutive effect, in any case, that results from or is related to the transactions contemplated by this Agreement.

5.8 Information Supplied. None of the information supplied or to be supplied by the Parent Parties expressly for inclusion or incorporation by reference in the Form S-4 or the Proxy Statement, as applicable, will, as of the Effective Date and the date on which the Proxy Statement (or any amendment or supplement thereto) is first distributed to Parent Stockholders or at the time of the Parent Stockholder Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading (subject to the qualifications and limitations set forth in the materials provided by Parent or included in the Parent SEC Documents, the SEC Statement or any Other Filing).

5.9 Trust Fund. As of the date of this Agreement, Parent has at least $345,000,000 (including, if applicable, an aggregate of approximately $12,075,000 of deferred underwriting commission and other fees) in the trust fund established by Parent for the benefit of its public stockholders (the “Trust Fund”) in a trust account (the “Trust Account”) maintained by Continental Stock Transfer & Trust Company (the “Trustee”), and such monies are invested in United States government securities within the meaning of Section 2(a)(16) of the Investment Company Act of 1940, as amended, having a maturity of 185 days or less, or in money market funds meeting the conditions of paragraphs (d)(1), (d)(2), (d)(3) and (d)(4) of Rule 2a-7 promulgated under the Investment Company Act of 1940, as amended (or any successor rule), which invest only in direct U.S. government treasury obligations and held in trust by the Trustee pursuant to the Investment Management Trust Agreement dated as of March 10, 2021, between Parent and the Trustee (the “Trust Agreement”). The Trust Agreement is valid and in full force and effect and enforceable in accordance with its terms, except as may be limited by the Enforceability Exceptions, and has not been amended or modified. Except as contemplated in the Trust Agreement, there are no separate agreements, side letters or other agreements or understandings (whether written or unwritten, express or implied) that would cause the description of the Trust Agreement in the Parent SEC Documents to be inaccurate in any material respect or that would entitle any Person (other than stockholders of Parent holding Parent Class A Shares sold in Parent’s IPO who shall have elected to redeem their Parent Class A Shares pursuant to Parent’s amended and restated certificate of incorporation) to any portion of the proceeds in the Trust Account. Prior to the Closing, none of the funds held in the Trust Account may be released except in accordance with the Trust Agreement and Parent’s Certificate of Incorporation. The Parent has performed all obligations required to be performed by it to date under, and is not in default or delinquent in performance or any other respect (claimed or actual) in connection with, the Trust Agreement, and, to the Knowledge of Parent, no event has occurred which, with due notice or lapse of time or both, would constitute such a default thereunder. There are no claims or proceedings pending with respect to the Trust Account.

5.10 Listing. The Parent Class A Shares, Parent Warrants and Parent Units are listed on Nasdaq, with trading tickers “PTOC”, “PTOCW” and “PTOCU”, respectively. Parent is in compliance in all material respects with the rules of Nasdaq and, as of the date hereof, there is no Action or proceeding pending or, to the Knowledge of Parent, threatened against Parent by Nasdaq or the SEC with respect to any intention by such entity to deregister the Parent Class A Shares or terminate the listing of Parent Class A Shares on Nasdaq. None of Parent, Merger Sub or their respective Affiliates has taken any action in an attempt to terminate the registration of the Parent Class A Shares under the Exchange Act except as contemplated by this Agreement.

5.11 Board Approval. The Parent Board of Directors (including any required committee or subgroup of such board) has, as of the date of this Agreement, unanimously (a) declared the advisability of the transactions contemplated by this Agreement, (b) determined that the transactions contemplated hereby are in the best interests of the stockholders of Parent and (c) recommended to the stockholders of Parent to adopt and approve each of the Parent Proposals (the “Parent Board Recommendation”).

5.12 Parent SEC Documents and Financial Statements.

(a) Parent has filed all forms, reports, schedules, statements and other documents, including any exhibits thereto, required to be filed or furnished by Parent with the SEC since Parent’s formation under the Exchange Act or the Securities Act, together with any amendments, restatements or supplements thereto, and will use commercially reasonable efforts to file all such forms, reports, schedules, statements and other documents required to be filed subsequent to the date of this Agreement (the “Additional Parent SEC Documents”). Parent has made available to the Company copies in the form filed with the SEC of all of the following, except to the extent available in full without redaction on the SEC’s website through EDGAR for at least two (2) days prior to the date of this Agreement: (i) its Form 8-Ks filed since the IPO, and (ii) all other forms, reports, registration statements and other documents (other than preliminary materials if the corresponding definitive materials have been provided to the Company pursuant to this Section 5.12) filed by Parent with the SEC since Parent’s formation (the forms, reports, registration statements and other documents referred to in clauses (i) through (ii) above, whether or not available through EDGAR, collectively, the “Parent SEC Documents”). As of the date hereof, there are no outstanding or unresolved comments in comment letters received from the SEC with respect to the Parent SEC Documents. To the Knowledge of Parent, none of the Parent SEC Documents filed on or prior to the date hereof is subject to ongoing SEC review or investigation as of the date hereof.

(b) The Parent SEC Documents were, and the Additional Parent SEC Documents will be, prepared in all material respects in accordance with the requirements of the Securities Act, the Exchange Act, and the Sarbanes-Oxley Act, as the case may be, and the rules and regulations thereunder. The Parent SEC Documents did not, and the Additional Parent SEC Documents will not, at the time they were or are filed, as the case may be, with the SEC (except to the extent that information contained in any Parent SEC Document or the Additional Parent SEC Documents has been or is revised or superseded by a later filed Parent SEC Document or Additional Parent SEC Document, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading; provided, however, that the foregoing does not apply to statements in or omissions in any information supplied or to be supplied by the Company expressly for inclusion or incorporation by reference in the SEC Statement or Other Filing.

(c) As used in this Section 5.12, the term “file” shall be broadly construed to include any manner in which a document or information is furnished, supplied or otherwise made available to the SEC.

(d) The Parent SEC Documents contain true and complete copies of the unaudited balance sheet as of September 30, 2021, and statement of operations, cash flow and shareholders’ equity of Parent for the period from January 1, 2021 through September 30, 2021 (the “Parent Financial Statements”). Except as disclosed in the Parent SEC Documents, the Parent Financial Statements (i) fairly present in all material respects the financial position of Parent, as at the date thereof, and the consolidated results of operations and consolidated cash flows for the period then ended (subject to normal year-end adjustments and the inclusion of limited footnotes), (ii) were prepared in conformity with GAAP applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto and subject to normal year-end adjustments and the inclusion of limited footnotes), and (iii) comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act in effect as of the respective dates thereof. The Books and Records of Parent have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements.

(e) Each director and executive officer of Parent has filed with the SEC on a timely basis all statements required by Section 16(a) of the Exchange Act and the rules and regulations promulgated thereunder. There are no outstanding loans or other extensions of credit made by Parent to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of Parent. Parent has not taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.

(f) Except as not required in reliance on exemptions from various reporting requirements by virtue of Parent’s status as an “emerging growth company” within the meaning of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (“JOBS Act”), Parent has established and maintains disclosure controls and procedures (as defined in Rule 13a-15 under the Exchange Act). Such disclosure controls and procedures are designed to ensure that material information relating to Parent is made known to Parent’s principal executive officer and its principal financial officer. Such disclosure controls and procedures are effective in timely alerting Parent’s principal executive officer and principal financial officer to material information required to be included in Parent’s periodic reports required under the Exchange Act. Parent has established and maintained a system of internal controls over financial reporting (as defined in Rule 13a-15 under the Exchange Act) sufficient to provide reasonable assurance regarding the reliability of Parent’s financial reporting and the preparation of Parent Financial Statements for external purposes in accordance with GAAP.

(g) Neither Parent (including, to the Knowledge of Parent, any employee thereof) nor Parent’s independent auditors has identified or been made aware of (i) any significant deficiency or material weakness in the system of internal accounting controls utilized by Parent, (ii) any fraud, whether or not material, that involves Parent’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by Parent or (iii) any written claim or allegation regarding any of the foregoing.

5.13 Business Activities.

(a) Since formation, neither Parent nor Merger Sub have conducted any business activities other than activities related to Parent’s IPO, the filing of Parent SEC Documents or directed toward the accomplishment of a Business Combination. Except as set forth in Parent’s governing documents or as otherwise contemplated by this Agreement or the Additional Agreements and the transactions contemplated hereby and thereby, there is no agreement, commitment, or Order binding upon Parent or Merger Sub or to which Parent or Merger Sub is a party which has the effect of prohibiting or impairing any business practice of Parent or Merger Sub or any acquisition of property by Parent or Merger Sub or the conduct of business by Parent or Merger Sub as currently conducted or as contemplated to be conducted as of the Closing, other than such effects which have not been and would not reasonably be expected to impair the ability of Parent or Merger Sub to enter into and perform their obligations under this Agreement.

(b) Except for Merger Sub and the transactions contemplated by this Agreement and the Additional Agreements, Parent does not own or have a right to acquire, directly or indirectly, any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, business, trust or other entity. Except for this Agreement and the Additional Agreements and the transactions contemplated hereby and thereby, Parent has no material interests, rights, obligations or liabilities with respect to, and is not party to, bound by or has its assets or property subject to, in each case whether directly or indirectly, any Contract or transaction which is, or would reasonably be interpreted as constituting, a Business Combination. Except for the transactions contemplated by this Agreement and the Additional Agreements, Merger Sub does not own or have a right to acquire, directly or indirectly, any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, business, trust or other entity.

(c) Merger Sub was formed solely for the purpose of effecting the transactions contemplated by this Agreement and has not engaged in any business activities or conducted any operations other than in connection with the transactions contemplated hereby and has no, and at all times prior to the Effective Time, except as expressly contemplated by this Agreement, the Additional Agreements and the other documents and transactions contemplated hereby and thereby, will have no, assets, liabilities or obligations of any kind or nature whatsoever other than those incident to its formation.

5.14 Absence of Certain Business Practices. Since Parent’s formation: (a) Parent and, to the Knowledge of Parent, its directors, officers, employees and any other Persons, in each case, acting on their behalf, in connection with the operation of Parent, have been in material compliance with all applicable Specified Business Conduct Laws and have not knowingly engaged in any activity that would reasonably be expected to result in Parent becoming the subject or target of any sanctions administered by the U.S. government; and (b) Parent has not (i) received written notice of, or made a voluntary, mandatory or directed disclosure to any Authority relating to, any actual or potential violation of any Specified Business Conduct Law; or (ii) been a party to or the subject of any pending or, to the Knowledge of Parent, threatened in writing, Action or investigation by or before any Authority related to any actual or potential violation of any Specified Business Conduct Law. Parent is not and, to the Knowledge of Parent, none of its directors, executives, officers, employees, or agents is the subject or target of any sanctions, identified on the specially designated nationals or other blocked person list, or the target of restrictive export controls administered by the U.S. government, the United Nations Security Council, Her Majesty’s Treasury of the United Kingdom, or the European Union. Parent has not and, to the Knowledge of Parent, none of its directors, officers, employees and any other Persons, in each case, acting on their behalf, has (a) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (b) made any unlawful payment to foreign or domestic government officials, employees or political parties or campaigns, or (c) made any other unlawful payment. Parent has not and, to the Knowledge of Parent, none of its directors, officers, employees and any other Persons, in each case, acting on their behalf, has, directly or indirectly, given or agreed to give any gift or similar benefit in any material amount to any customer, supplier, governmental employee or other Person who is or may be in a position to help or hinder Parent or assist Parent in connection with any actual or proposed transaction, which, if not given or continued in the future, would reasonably be expected to (i) adversely affect the business or prospects of Parent and (ii) subject Parent to suit or penalty in any private or governmental Action.

5.15 Affiliate Transactions. Except as described in Parent SEC Documents, there are no transactions, agreements, arrangements or understandings between Parent or any of its Subsidiaries, on the one hand, and any director, officer, employee, stockholder, warrant holder or Affiliate of Parent or any of its Subsidiaries, on the other hand.

5.16 Litigation. In each case except as would not reasonably be expected to be material to Parent, there is no (i) Action pending or, to the Knowledge of Parent, threatened in writing against or affecting Parent or any of the officers or directors of Parent (in their capacities as such) or any of Parent’s properties or assets or any Contract before any Authority; (ii) pending or, to the Knowledge of Parent, threatened in writing, audits, examinations or investigations by any Authority against Parent; and (iii) pending or threatened in writing Actions by Parent against any third party. Parent is not party to a settlement or similar agreement regarding any of the matters set forth in the preceding sentence that contains any ongoing obligations, restrictions or liabilities (of any nature) that are material to Parent. There are no outstanding judgments or Orders against Parent. Parent is not, and has not been since Parent’s formation, subject to any Action by any Authority.

5.17 Expenses, Indebtedness and Other Liabilities. Except as set forth on Schedule 5.17, Parent does not have any Indebtedness or other liabilities.

5.18 Tax Matters. Except as set forth on Schedule 5.18:

(a) (i) Parent has duly and timely filed all income and other material Tax Returns which are required to be filed by or with respect to it, and has paid all income and other material Taxes which have become due; (ii) all such Tax Returns are true, correct and complete and accurate in all material respects; (iii) there is no Action, within the past five years (or pending or proposed in writing), with respect to Taxes of Parent; (iv) no statute of limitations in respect of the assessment or collection of any Taxes of Parent has been waived or extended, which waiver or extension is in effect, and Parent is not presently contesting the Tax liability before any Taxing Authority or other Authority; (v) Parent has complied in all respects with all applicable Laws relating to the reporting, payment, collection and withholding of Taxes and has duly and timely withheld or collected, paid over to the applicable Taxing Authority and reported all Taxes (including income, social, security and other payroll Taxes) required to be withheld or collected by Parent; (vi) there is no Lien (other than Permitted Liens) for Taxes upon Parent or any of the assets of Parent; (vii) no claim has ever been made by a Taxing Authority in a jurisdiction where Parent has not paid any Tax or filed Tax Returns, asserting that Parent is or may be subject to Tax in such jurisdiction, Parent is not nor has it ever been subject to Tax in any country other than the country of incorporation of Parent by virtue of having a permanent establishment or other place of business in that country, and Parent is and has always been tax resident solely in its country of incorporation; (viii) Parent has provided to the Company true, complete and correct copies of all Tax Returns (if any) relating to, and all audit reports and correspondence relating to each proposed adjustment (if any) made by any Taxing Authority with respect to, any taxable period ending after December 31, 2020; (ix) there is no outstanding power of attorney from Parent authorizing anyone to act on behalf of Parent in connection with any Tax, Tax Return or Action relating to any Tax or Tax Return of Parent; (x) Parent is not, and has never been, a party to any Tax sharing, allocation, indemnification or similar Contract; (xi) Parent is and has never been included in any consolidated, combined or unitary Tax Return and Parent does not have any liability for Taxes as a result of having been a member of any affiliated group within the meaning of Section 1504(a) of the Code, or any similar affiliated or consolidated group for Tax purposes under any state, local or foreign Law (other than a group the common parent of which is Parent), or has any liability for the Taxes of any Person (other than Parent) under United States Treasury regulations Section 1.1502-6 (or any similar provision of any state, local or foreign Law), as a transferee or successor, by Contract (other than Contracts entered into in the ordinary course of business, the primary purpose of which is not Tax) or otherwise; (xii) no deficiency for any material Tax has been asserted or assessed in writing by a taxing authority against the Parent which deficiency has not been paid or is not being contested in good faith in appropriate Actions; and (xiii) Parent has not requested any extension of time within which to file any Tax Return, which Tax Return has since not been filed.

(b) The Parent will not be required to include any item of income or exclude any item of deduction for any taxable period (or a portion thereof) ending after the Closing Date as a result of any of the following that occurred or existed on or prior to the Closing Date: (i) a “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. income Tax law), (ii) an installment sale or open transaction, (iii) a prepaid amount, (iv) an intercompany item under United States Treasury regulations Section 1.1502-13 or an excess loss account under United States Treasury regulations Section 1.1502-19, (v) a change in the accounting method of Parent pursuant to Section 481 of the Code or any similar provision of the Code or the corresponding tax laws of any nation, state or locality or the use of a method of accounting with respect to any transaction that occurred on or before the Closing Date; or (vi) any inclusion under Section 951(a) or Section 951A of the Code attributable to (A) “subpart F income,” within the meaning of Section 952 of the Code, (B) direct or indirect holding of “United States property,” within the meaning of Section 956 of the Code, (C) “global intangible low-taxed income,” as defined in Section 951A of the Code, in each case, determined as if the relevant taxable years ended on the Closing Date or (D) any inclusion under Section 965 of the Code.

(c) The unpaid Taxes of Parent did not, as of the most recent fiscal month end, exceed the reserve for Tax liability by more than $100,000 (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the Parent Financial Statements in accordance with U.S. GAAP.

(d) The Parent has been in compliance in all respects with all applicable transfer pricing laws and legal requirements. The prices for any property or services (or for the use of any property), including interest and other prices for financial services, provided by or to Parent are arm’s-length prices for purposes of the relevant transfer pricing laws.

(e) The Parent has not taken any action (nor permitted any action to be taken), and is not aware of any fact or circumstance, that would reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

(f)   Parent is not a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code at any time during the five-year period ending on the Closing Date.

(g) Parent has not engaged in a “reportable transaction” within the meaning of United States Treasury regulations Section 1.6011-4(b).

(h) Within the past five (5) years, Parent has not been a “distributing corporation” or a “controlled corporation” in a distribution intended to qualify for tax free treatment under Section 355 of the Code.

(i) Parent has timely and properly collected all material sales, use, value-added, and similar Taxes, and has timely and properly remitted such amounts to the appropriate Taxing Authority. Parent has properly requested, received, and retained all necessary resale certificates, exemption certificates, and other documentation supporting any claimed exemption or waiver of any material Taxes on sales or similar transactions as to which it would otherwise have been obligated to collect or withhold Taxes.

5.19 Investment Company Act; JOBS Act. Parent is not an “investment company” or a Person directly or indirectly “controlled” by or acting on behalf of an “investment company”, in each case within the meaning of the Investment Company Act. Parent constitutes an “emerging growth company” within the meaning of the JOBS Act.

ARTICLE VI

COVENANTS OF THE PARTIES PENDING CLOSING

6.1 Conduct of the Business. Each of the Company and Parent covenants and agrees that:

(a) From the date hereof through the Closing Date, except as expressly required by this Agreement or the Additional Agreements, each party shall conduct business only in the ordinary course consistent with past practices in all material respects and shall use its commercially reasonable efforts to preserve intact its business relationships with employees, clients and suppliers. Without limiting the generality of the foregoing, except as expressly required by this Agreement or the Additional Agreements or as set forth on Schedule 6.1, from the date hereof through and including the Closing Date, without the other party’s prior written consent (which shall not be unreasonably conditioned, withheld or delayed), neither the Company nor Parent shall, and the Company shall cause its Subsidiaries not to:

(i) amend, modify or supplement its certificate of incorporation or bylaws or other organizational or governing documents, or engage in any reorganization, reclassification, liquidation, dissolution or similar transaction;

(ii) amend, waive any provision of, terminate prior to its scheduled expiration date, or otherwise compromise in any way or relinquish any material right under, any Material Contract or other right or asset of the Company or Parent, as applicable;

(iii) solely in the case of the Company, modify, amend or enter into any contract, agreement, lease, license or commitment, including for capital expenditures, that would be considered a Material Contract if in effect on of the date hereof, except in the ordinary course of the Company’s business;

(iv) make any capital expenditures in excess of $1,000,000 (individually or in the aggregate);

(v) (A) pay, declare or promise to pay any dividends or other distributions with respect to its capital stock or other equity securities; (B) pay, declare or promise to pay any other amount to any stockholder, shareholder or other equityholder in its capacity as such (which for the avoidance of doubt does not include payment of salary, benefits, commissions and other regular and necessary customary payments made in the ordinary course of business consistent with past practices); or (C)  amend any term, right or obligation with respect to any outstanding shares of its capital stock or other equity securities;

(vi) (A) make any loan, advance or capital contribution to any Person; (B) incur any Indebtedness, including drawings under the lines of credit, if any, other than (1) loans evidenced by promissory notes made to Parent as working capital advances as described in the Prospectus and (2) intercompany Indebtedness; or (C) repay or satisfy any Indebtedness, other than the repayment of Indebtedness in accordance with the terms thereof (including with respect to working capital advances made to Parent, as described in the Prospectus);

(vii) suffer or incur any Lien, except for Permitted Liens, on the Company’s or Parent’s, as applicable, assets;

(viii) merge or consolidate or enter a similar transaction with, or acquire all or substantially all of the assets or business of, any other Person; make any material investment in any Person; or be acquired by any other Person;

(ix) terminate or allow to lapse any insurance policy protecting any of the Company’s or Parent’s assets, unless simultaneously with such termination or lapse, a replacement policy underwritten by an insurance company of nationally recognized standing having comparable deductions and providing coverage equal to or greater than the coverage under the terminated or lapsed policy for substantially similar premiums or less is in full force and effect;

(x) except as otherwise required by Law or the terms of any existing Plan as in effect on the date hereof, (i) establish, adopt, enter into or materially amend any Plan providing for severance or termination benefits or termination payments or make any grant of severance or termination benefits or termination payments to any person (other than in the ordinary course of business or for payments no greater than $50,000 per individual and $350,000 in the aggregate), (ii) make any grant of any cash retention payment to any Person, except as requested by Parent in writing or (iii) except in the ordinary course of business or as requested by Parent, establish, adopt, enter into, amend in any material respect or terminate any Plan or fail to continue to make timely contributions to each benefit plan in accordance with the terms thereof;

(xi) institute, settle or agree to settle any Action before any Authority, in each case in excess of $100,000 (exclusive of any amounts covered by insurance) or that imposes injunctive or other non-monetary relief on such party;

(xii) sell, exclusively license, allow to lapse or otherwise dispose of any Company Intellectual Property that is material to the Business;

(xiii) except as required by U.S. GAAP, make any material change in its accounting principles, methods or practices or write down the value of its assets;

(xiv) change its principal place of business or jurisdiction of organization;

(xv) issue, redeem or repurchase any Equity Interests (other than (A) with respect to the Company, the exercise of any Company Option outstanding on the date hereof or the exercise of any Company Warrant, (B) with respect to Parent, any redemption by Parent of Parent Class A Shares held by its public stockholder pursuant to Section 6.6, (C) with respect to Parent, in connection with conversion of the Parent Class B Shares pursuant to Parent’s organizational documents, or (D) with respect to Parent in satisfaction of working capital advances made to Parent, as described in the Prospectus);

(xvi) (A) make, change or revoke any material Tax election; (B) change any annual Tax accounting periods; (C) settle or compromise any material claim, notice, audit report or assessment in respect of Taxes of the Company; (D) enter into any Tax allocation, Tax sharing, Tax indemnity or other closing agreement relating to any Taxes of the Company (other than Contracts entered into in the ordinary course of business, the primary purpose of which is not Tax); or (E) surrender or forfeit any right to claim a material Tax refund;

(xvii) solely in the case of the Company, enter into any Affiliate Transactions;

(xviii) fail to duly observe and conform in all material respects to all applicable Law, including the Exchange Act, and Orders;

(xix) enter into any material new line of business outside of the business currently conducted as of the date of this Agreement; or

(xx) agree to do any of the foregoing.

6.2 Exclusivity.

(a) From the date hereof through the Closing Date, neither the Company, on the one hand, nor Parent, on the other hand, shall, and such Persons shall cause each of their respective officers, directors, Affiliates, managers, consultant, employees, representatives and agents (“Representatives”) not to, directly or indirectly, (i) encourage, solicit, initiate, engage or participate in negotiations with any Person concerning any Alternative Transaction, (ii) take any other action intended or designed to facilitate the efforts of any Person relating to a possible Alternative Transaction or (iii) approve, recommend or enter into any Alternative Transaction or any Contract related to any Alternative Transaction. For purposes of this Agreement, the term “Alternative Transaction” means any of the following transactions involving the Company or its Subsidiaries or Parent (other than the transactions contemplated by this Agreement): (A) any transaction or series of related transactions under which any Person(s), directly or indirectly, (x) acquires or otherwise purchases the Company or Parent or any of their respective controlled Affiliates or (y) all or a material portion of assets or businesses of the Company or Parent or any of their respective controlled Affiliates (in the case of each of clause (x) and (y), whether by merger, consolidation, recapitalization, purchase or issuance of equity securities, tender offer or otherwise), or (B) any equity or similar investment in the Company or Parent or their respective controlled Affiliates (other than the issuance and sale of shares of Company Series X Preferred Stock by the Company).

(b) In the event that there is an unsolicited proposal for, or an indication of interest in entering into, an Alternative Transaction, communicated in writing to the Company or Parent or any of their respective representatives or agents (each, an “Alternative Proposal”), such party shall as promptly as practicable (and in any event within two (2) Business Days after receipt thereof) advise the other parties to this Agreement, orally and in writing, of such Alternative Proposal and the material terms and conditions thereof (including any changes thereto) and the identity of the Person making any such Alternative Proposal. The Company and Parent shall keep each other informed on a reasonably current basis of material developments with respect to any such Alternative Proposal. As used herein with respect to Parent, the term “Alternative Proposal” shall not include the receipt by Parent of any unsolicited communications (including the receipt of draft non-disclosure agreements) in the ordinary course of business inquiring as to Parent’s interest in a potential target for a business combination; provided, however, that Parent shall inform the person initiating such communication of the existence of this Agreement.

6.3 Access to Information. From the date hereof through and including the Closing Date, the Company and Parent shall each, to the best of its ability, (a) continue to give the other party, its legal counsel and its other representatives full access to the offices, properties and Books and Records, (b) furnish to the other party, its legal counsel and its other representatives such information relating to the business of the Company and Parent as such Persons may request and (c) cause its employees, legal counsel, accountants and other representatives to cooperate with the other party in its investigation of the Business (in the case of the Company) or the business of Parent (in the case of Parent); provided that no investigation pursuant to this Section 6.3 (or any investigation made prior to the date hereof) shall affect any representation or warranty given by the Company or Parent and provided further that any investigation pursuant to this Section 6.3 shall be conducted in such manner as not to interfere unreasonably with the conduct of the Business of the Company or the business of Parent, as applicable. Notwithstanding anything to the contrary expressed or implied in this Agreement, neither party shall be required to provide the access described above or disclose any information to the other party if doing so is, in such party’s reasonable judgement, reasonably likely to (i) result in a waiver of attorney-client privilege, work product doctrine or similar privilege or (ii) violate any contract to which it is a party or to which it is subject or applicable Law (it being agreed that the parties shall use their reasonable best efforts to cause such information to be provided in a manner that would not result in such waiver or violation).

6.4 Notices of Certain Events. Each of Parent and the Company shall promptly notify the other party of:

(a) any notice or other communication from any Person alleging or raising the possibility that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement or that the transactions contemplated by this Agreement might give rise to any Action or other rights by or on behalf of such Person or result in the loss of any rights or privileges of the Company (or Parent, post-Closing) to any such Person or create any Lien on any of the Company’s or Parent’s assets;

(b) any notice or other communication from any Authority in connection with the transactions contemplated by this Agreement or the Additional Agreements;

(c) any Actions commenced or threatened against, relating to or involving or otherwise affecting either party or any of their stockholders or their equity, assets or business or that relate to the consummation of the transactions contemplated by this Agreement or the Additional Agreements;

(d) the occurrence of any fact or circumstance which constitutes or results, or would reasonably be expected to constitute or result in a Material Adverse Change; and

(e) any inaccuracy of any representation or warranty of such party contained in this Agreement at any time during the term hereof, or any failure of such party to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder, that would reasonably be expected to cause any of the conditions set forth in Article IX not to be satisfied.

6.5 Cooperation with Form S-4/Proxy Statement; Other Filings.

(a) The Company shall promptly provide to Parent such information concerning the Company and the Company Securityholders as is either required by the federal securities laws or reasonably requested by Parent for inclusion in the proxy statement/prospectus and Offer Documents. As promptly as practicable after the receipt by Parent from the Company of all such information, Parent and the Company shall and shall cause their respective counsel to prepare and Parent shall file with the SEC, and with all other applicable regulatory bodies, proxy materials for the purpose of soliciting proxies from holders of Parent Common Stock sufficient to obtain Parent Stockholder Approval at a meeting of holders of Parent Common Stock to be called and held for such purpose (the “Parent Stockholder Meeting”). Such proxy materials shall be in the form of a proxy statement (the “Proxy Statement”), which shall be included in a Registration Statement on Form S-4 (the “Form S-4”) filed by Parent with the SEC, pursuant to which the Parent Class A Shares issuable in the Merger shall be registered. Parent and the Company shall promptly respond to any SEC comments on the Form S-4. The Proxy Statement, the Form S-4 and the documents included or referred to therein, together with any supplements, amendments or exhibits thereto, are referred to herein as the “Offer Documents”.

(b) Parent shall (i) permit the Company and its counsel to review and comment on the Proxy Statement and Form S-4 and any exhibits, amendments or supplements thereto (or other related documents); (ii) shall consider any such comments in good faith; and (iii) not file the Proxy Statement and Form S-4 or any exhibit, amendment or supplement thereto without the prior written consent of the Company, not to be unreasonably withheld, conditioned or delayed. As promptly as practicable after receipt thereof, Parent shall provide to the Company and its counsel notice and a copy of all correspondence (or, to the extent such correspondence is oral, a summary thereof), including any comments from the SEC or its staff, between Parent or any of its representatives, on the one hand, and the SEC or its staff or other government officials, on the other hand, with respect to the Proxy Statement and the S-4, and, in each case, shall consult with the Company and its counsel concerning any such correspondence. Parent shall, with respect to, any response letters to any comments from the SEC consider any comments from the Company and its counsel in good faith. Parent will advise the Company, promptly after it receives notice thereof, of the time when the Proxy Statement or the S-4 or any amendment or supplement thereto has been filed with the SEC and the time when the Form S-4 declared effective or any stop order relating to the Form S-4 is issued. Except as otherwise required by applicable Law, Parent covenants that none of Parent, the Parent Board of Directors nor any committee of the Parent Board of Directors shall withdraw or modify, or propose publicly or by formal action of Parent, the Parent Board of Directors or any committee of the Parent Board of Directors to withdraw or modify, in a manner adverse to the Company, the Parent Board Recommendation or any other recommendation by Parent, the Parent Board of Directors or any committee of the Parent Board of Directors of in connection with any of the Parent Proposals.

(c) As soon as practicable following the date on which the Form S-4 is declared effective by the SEC (such effective date, the “Effective Date”), Parent shall distribute the Proxy Statement to the holders of Parent Common Stock and, pursuant thereto, shall call the Parent Stockholder Meeting in accordance with its organizational documents and the laws of the State of Delaware and, subject to the other provisions of this Agreement, solicit proxies from such holders to vote in favor of the adoption of this Agreement and the approval of the transactions contemplated hereby and the other matters presented to Parent’s stockholders for approval or adoption at the Parent Stockholder Meeting, including the matters described in Section 6.5(e).

(d) Parent and the Company shall comply with all applicable provisions of and rules under the Securities Act and Exchange Act and all applicable Laws of the State of Delaware and Nasdaq in the preparation, filing and distribution of the Form S-4 and the Proxy Statement (or any amendment or supplement thereto), as applicable, the solicitation of proxies under the Proxy Statement and the calling and holding of the Parent Stockholder Meeting. Without limiting the foregoing, Parent and the Company shall each ensure that each of the Form S-4, as of the Effective Date, and the Proxy Statement, as of the date on which it is first distributed to Parent’s stockholders, and as of the date of the Parent Stockholder Meeting, does not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading (provided that Parent shall not be responsible for the accuracy or completeness of any information relating to the Company or any other information furnished by the Company for inclusion in the Proxy Statement). The Company represents and warrants that the information relating to the Company supplied by the Company for inclusion in the Form S-4 or the Proxy Statement, as applicable, as of the Effective Date and the date on which the Proxy Statement (or any amendment or supplement thereto) is first distributed to Parent Stockholders or at the time of the Parent Stockholder Meeting, does not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading. If at any time prior to the Effective Time, a change in the information relating to the Company or any other information furnished by Parent, Merger Sub or the Company for inclusion in the Proxy Statement, which would make the preceding sentence incorrect, should be discovered by Parent, Merger Sub or the Company, as applicable, such party shall promptly notify the other parties of such change or discovery and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by Law, disseminated to Parent’s stockholders. In connection therewith, Parent, Merger Sub and the Company shall instruct their respective employees, counsel, financial advisors, auditors and other authorized representatives to reasonably cooperate with Parent and the Company as relevant if required to achieve the foregoing.

(e) In accordance with Parent’s amended and restated certificate of incorporation and applicable securities laws, rules and regulations, including the DGCL and rules and regulations of Nasdaq in the Proxy Statement, Parent shall seek from the holders of Parent Common Stock the approval of the following proposals: (i) adoption and approval of the Amended and Restated Certificate of Incorporation of Parent, in the form attached hereto as Exhibit G, including the change of the name of Parent to “The Tomorrow Companies Inc.” (the “A&R Charter Proposal”); (ii) approval of the Parent Equity Incentive Plan (the “Equity Plan Proposal”); (iii) approval of the Parent Employee Stock Purchase Plan (the “ESPP Proposal”); (iv) approval of the issuance of more than 20% of the issued and outstanding shares of Parent Common Stock to the Company Securityholders in connection with the Merger under applicable exchange listing rules (the “Nasdaq Proposal”); (v) approval of the Business Combination (as defined in the Parent Certificate of Incorporation) and the adoption and approval of this Agreement (the “Transaction Proposal”); (vi) the approval of the election of each of the directors nominated to comprise Parent’s Board of Directors as contemplated by Section 2.7 (the “Election of Directors Proposal”); (vii) approval to adjourn the Parent Stockholder Meeting, if necessary; (viii) adoption and approval of the Amended and Restated Bylaws of Parent in the form attached hereto as Exhibit F (the “Bylaws Proposal”); and (ix) approval to obtain any and all other approvals necessary or advisable to effect the consummation of the Merger as determined by Parent (the proposals set forth in the forgoing clauses (i) through (viii) collectively, the “Parent Proposals”).

(f) Parent and the Company shall each use its reasonable best efforts to cause the S-4 and the Proxy Statement to “clear” comments from the SEC and the S-4 to become effective as promptly as reasonably practicable. The Offer Documents shall provide the public stockholders of Parent with the opportunity to redeem all or a portion of their public Parent Class A Shares, up to that number of Parent Class A Shares that would permit Parent to maintain net tangible assets of at least $5,000,001, at a price per share determined in accordance with the Parent Certificate of Incorporation, all in accordance with applicable Law and any applicable rules and regulations of the SEC. In accordance with the Parent Certificate of Incorporation, the proceeds held in the Trust Account will be used for the redemption of the Parent Class A Shares held by Parent’s public stockholders who have elected to redeem such shares, if any.

(g) Notwithstanding anything else to the contrary in this Agreement or any Additional Agreements, Parent may make any public filing with respect to the Merger to the extent required by applicable Law.

(h) Parent shall call and hold the Parent Stockholder Meeting as promptly as practicable after the Effective Date for the purpose of seeking the approval of each of the Parent Proposals, Parent may postpone or adjourn the Parent Stockholder Meeting on one or more occasions for up to 30 days in the aggregate if such postponement or adjournment is necessary to solicit additional proxies to obtain approval of the Parent Proposals or if holders of Parent Class A Shares have elected to redeem a number of Parent Class A Shares as of such time that would reasonably be expected to result in the condition set forth in Section 9.1(j) not being satisfied as of Closing and Parent shall consult in good faith with the Company with respect to the date on which such meeting is to be held and any postponements or adjournments. Parent shall use reasonable best efforts to solicit from its stockholders proxies in favor of the approval and adoption of the Merger and this Agreement and shall take all other actions reasonably necessary or advisable to secure the Parent Stockholder Approval. The Company acknowledges that a substantial portion of the Proxy Statement shall include disclosure regarding the Company and its management, operations and financial condition. Accordingly, the Company agrees to as promptly as reasonably practical provide Parent with such information as shall be reasonably requested by Parent for inclusion in or attachment to the Proxy Statement, and that such information is accurate in all material respects and complies as to form in all material respects with the requirements of the Exchange Act and the rules and regulations promulgated thereunder. The Company understands that such information shall be included in the Proxy Statement/Form S-4 or responses to comments from the SEC or its staff in connection therewith. The Company shall make, and cause each Subsidiary to make, their managers, directors, officers and employees available to Parent and its counsel and the Company’s counsel in connection with the drafting of such filings and mailings and responding in a timely manner to comments from the SEC.

6.6 Trust Account. Parent covenants that it shall cause the funds in the Trust Account to be disbursed in accordance with the Trust Agreement, including for the payment of (a) all amounts payable to public stockholders of Parent holding Parent Class A Shares who shall have validly redeemed their Parent Class A Shares upon acceptance by Parent of such Parent Class A Shares (the “Parent Redemption Amount”), (b) deferred underwriting commissions and the expenses to third parties to which they are owed, and (c) the remaining monies in the Trust Account to Parent after the Closing.

6.7 Obligations of Merger Sub. Parent shall take all action necessary to cause Merger Sub to perform its obligations under this Agreement and to consummate the transactions contemplated under this Agreement, upon the terms and subject to the conditions set forth in this Agreement.

6.8 Private Placement. Neither Parent, Merger Sub or any of their respective Affiliates or representatives shall make or agree to any amendments, changes, modifications or waivers to any of the Subscription Agreements, without the prior written consent of the Company. Parent and the Company shall each use its reasonable best efforts to take, or to cause to be taken, all actions required, necessary or that it otherwise deems to be proper or advisable to consummate the transactions contemplated by the Subscription Agreements on the terms described therein, including Parent using its reasonable best efforts to enforce its rights under the Subscription Agreements to cause such investors to pay to Parent the applicable purchase price under each investor’s applicable Subscription Agreement in accordance with its terms; provided that in no event shall Parent be obligated to pay any amount in connection with taking any such action. Without limiting the generality of the foregoing, each party shall give the other parties prompt written notice to the extent it becomes aware of any of the foregoing: (a) any requested amendment to any Subscription Agreement; (b) any breach or default to its knowledge by any party to any Subscription Agreement; (c) the receipt of any written notice or other written communication from any party to any Subscription Agreement with respect to any actual, or to its knowledge, potential, threatened or claimed expiration, lapse, withdrawal, breach, default, termination or repudiation by any party to any Subscription Agreement or any provisions of any Subscription Agreement; and (d) if such party does not expect Parent to receive all or any portion of the applicable purchase price under any investor’s Subscription Agreement in accordance with its terms.

6.9 Termination of Affiliate Transactions. On or before the Closing Date, the Company will cause the termination in full without any liability or obligation to Parent, the Company or any of their respective Affiliates following the Closing of all Contracts set forth on Schedule 6.9 hereto.

6.10 CFIUS Filing.

(a) To the extent any of the following have not been completed prior to the date hereof, as soon as practicable after the date of this Agreement, the CFIUS Parties shall prepare and file the CFIUS Declaration(s). Each of the CFIUS Parties shall use their respective reasonable best efforts to obtain CFIUS Approval, including without limitation (i) promptly preparing and submitting a CFIUS Notice in the event that CFIUS requests that any of the CFIUS Parties submit a CFIUS Notice pursuant to 31 C.F.R. § 800.407(a)(1); and (ii) providing any additional information requested by CFIUS or any other agency or branch of the U.S. government in connection with the CFIUS assessment, review, or investigation of the transaction contemplated by this Agreement, within the time periods specified in the applicable regulations, or otherwise specified by the CFIUS staff.

(b) Notwithstanding anything to the contrary herein, the CFIUS Parties shall as promptly as practicable, take, or cause to be taken, all actions and do, or cause to be done, and assist and cooperate with the filing persons in doing, all things necessary, proper or advisable to obtain CFIUS Approval, including taking all such action as may be necessary to resolve such objections, if any, as CFIUS may assert with respect to the Transactions, provided that in no event shall any of the CFIUS Parties be obligated to, in order to obtain the CFIUS Approval, consent to take any actions that would reasonably be anticipated to have a material adverse impact on any of the CFIUS Parties and their respective Subsidiaries following the Merger, including the Surviving Corporation, taken as a whole.

(c) Each of the CFIUS Parties shall, in connection with the efforts to obtain the CFIUS Approval, (i) cooperate in all respects and consult with each other in connection with the CFIUS Declaration(s) or CFIUS Notice(s), including by allowing the other parties to have a reasonable opportunity to review in advance and comment on drafts of filings and submissions; (ii) promptly inform the other parties of any communication received by such party from, or given by such party to, CFIUS, by promptly providing a copy of any such written communications, except for any exhibits to such communications providing personal identifying information, any sensitive business confidential information and any sensitive personal information that a party declines to share; and (iii) permit the other parties to review in advance any communication that it gives to, and consult with each other in advance of any meeting, telephone call or conference with CFIUS, and to the extent not prohibited by CFIUS, give the other party the opportunity to attend and participate in any telephonic conference or in-person meeting with CFIUS, in each of clauses (i), (ii) and (iii) of this Section 6.10 subject to confidentiality considerations contemplated by the DPA or required by CFIUS.

(d) The CFIUS Parties for a CFIUS Notice, if any, shall split equally any CFIUS filing fees in connection with such CFIUS Notice.

ARTICLE VII

COVENANTS OF THE COMPANY

7.1 Reporting; Compliance with Laws. From the date hereof through and including the Closing Date:

(a) The Company shall duly and timely file all material Tax Returns required to be filed with the applicable Taxing Authorities and pay any and all Taxes due and payable during such time period.

7.2 Commercially Reasonable Efforts to Obtain Consents. The Company shall use its commercially reasonable efforts to obtain any Company Consent required for the execution, delivery and performance by the Company of this Agreement and the Additional Agreements to which the Company is or will be a party and the consummation by the Company of the transactions contemplated hereby and thereby, including each Company Consent set forth on Schedule 7.2.

7.3 Company’s Stockholders Approval.

(a) As promptly as reasonably practicable, and in any event within two (2) Business Days following the Effective Date (the “Company Stockholder Written Consent Deadline”), the Company shall obtain and deliver to Parent a true, complete and correct copy of a written consent (in form and substance reasonably satisfactory to Parent and certified by an executive officer of the Company) evidencing the Company Stockholder Approval that is duly executed by the Company Stockholders that hold at least the requisite number and class of issued and outstanding shares of Company Capital Stock required to obtain the Company Stockholder Approval (the “Company Stockholder Written Consent”).

(b) Neither the Company’s Board of Directors, nor any committee thereof, shall withhold, withdraw, amend, modify, change or propose or resolve to withhold, withdraw, amend, modify or change, in each case in a manner adverse to Parent, the Company Board Recommendation.

ARTICLE VIII

COVENANTS OF ALL PARTIES HERETO

8.1 Commercially Reasonable Efforts; Further Assurances; Governmental Consents.

(a) Except with respect to the matters set forth in Section 6.5 (which shall be subject to the terms and conditions of Section 6.5) or where a different efforts standard is expressly set forth herein, and otherwise subject to the terms and conditions of this Agreement, each party shall use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or desirable under applicable Laws, or as reasonably requested by the other parties, to consummate and implement expeditiously each of the transactions contemplated by this Agreement, including using its reasonable best efforts to (i) obtain all necessary actions, nonactions, waivers, consents, approvals and other authorizations from all applicable Authorities prior to the Effective Time; (ii) avoid an Action by any Authority, and (iii) execute and deliver any additional instruments necessary to consummate the transactions contemplated by this Agreement. The parties shall execute and deliver such other documents, certificates, agreements and other writings and take such other actions as may be necessary or desirable in order to consummate or implement expeditiously each of the transactions contemplated by this Agreement. In furtherance and not in limitation of the foregoing, the parties agree to make, or cause to be made, within ten (10) Business Days after the date hereof, filing a notification and report form under the HSR Act

(b) Except with respect to the matters set forth in Section 6.5 (which shall be subject to the terms and conditions of Section 6.5) or where a different efforts standard is expressly set forth herein, and otherwise subject to applicable Law, each of the Company and Parent agrees to (i) cooperate and consult with the other regarding obtaining and making all notifications and filings with Authorities, (ii) furnish to the other such information and assistance as the other may reasonably request in connection with its preparation of any notifications or filings, (iii) keep the other apprised of the status of matters relating to the completion of the transactions contemplated by this Agreement, including promptly furnishing the other with copies of notices or other communications received by such party from, or given by such party to, any third party or any Authority with respect to such transactions, (iv) permit the other party to review and incorporate the other party’s reasonable comments in any communication to be given by it to any Authority with respect to any filings required to be made with, or action or nonactions, waivers, expirations or terminations of waiting periods, clearances, consents or orders required to be obtained from, such Authority in connection with execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement and (v) to the extent reasonably practicable, consult with the other in advance of and not participate in any meeting or discussion relating to the transactions contemplated by this Agreement, either in person or by telephone, with any Authority in connection with the proposed transactions unless it gives the other party the opportunity to attend and observe; provided, however, that, in each of clauses (ii), (iii) and (iv) above, that materials may be redacted (A) to remove references concerning the valuation of such party and its Affiliates, (B) as necessary to comply with contractual arrangements or applicable Laws, and (C) as necessary to address reasonable attorney-client or other privilege or confidentiality concerns.

8.2 Confidentiality. Except as necessary to complete the Offer Documents or any Other Filings, the Company, on the one hand, and Parent and Merger Sub, on the other hand, shall hold and shall cause their respective Representatives to hold in strict confidence, unless compelled to disclose by judicial or administrative process or by other requirements of Law, all documents and information concerning the other party furnished to it by such other party or its Representatives in connection with the transactions contemplated by this Agreement (except to the extent that such information can be shown to have been (a) previously known by the party to which it was furnished, (b) in the public domain through no fault of such party or (c) later lawfully acquired from another source, which source is not the agent of the other party and is not under any obligation of confidentiality with respect to such information); and no party shall release or disclose such information to any other Person, except its Representatives in connection with this Agreement. In the event that any party believes that it is required to disclose any such confidential information pursuant to applicable Law, to the extent legally permissible, such party shall give timely written notice to the other party so that such party may have an opportunity to obtain a protective order or other appropriate relief.

Each party shall be deemed to have satisfied its obligations to hold confidential information concerning or supplied by the other party if it exercises the same care as it takes to preserve confidentiality for its own similar information. The parties acknowledge that some previously confidential information will be required to be disclosed in the Offer Documents and Other Filings.

8.3 Directors’ and Officers’ Indemnification and Liability Insurance.

(a) All rights to indemnification for acts or omissions occurring through the Closing Date now existing in favor of the current directors and officers of the Company and Parent as provided in their respective organizational documents or in any indemnification agreements shall survive the applicable Merger and shall continue in full force and effect in accordance with their terms.

(b) Prior to the Closing, Parent and the Company shall reasonably cooperate in order to obtain directors’ and officers’ liability insurance for Parent and the Company that shall be effective as of Closing and will cover (i) those Persons who were directors and officers of the Company prior to the Closing and (ii) those Persons who will be the directors and officers of Parent and its Subsidiaries (including the Company after the Effective Time) at and after the Closing on terms not less favorable than the better of (x) the terms of the current directors’ and officers’ liability insurance in place for the Company’s directors and officers and (y) the terms of a typical directors’ and officers’ liability insurance policy for a company whose equity is listed on Nasdaq which policy has a scope and amount of coverage that is reasonably appropriate for a company of similar characteristics (including the line of business and revenues) as the Company.

(c) The provisions of this Section 8.3 are intended to be for the benefit of, and shall be enforceable by, each Person who will have been a director or officer of the Company or Parent for all periods ending on or before the Closing Date and may not be changed with respect to any officer or director without his or her written consent.

(d) Prior to the Effective Time, the Company shall be permitted to obtain and fully pay the premium for a six year prepaid “tail” policy for the extension of the directors’ and officers’ liability coverage of the Company’s existing directors’ and officers’ liability insurance policies, for claims reporting or discovery period of six years from and after the Effective Time, on terms and conditions providing coverage retentions, limits and other material terms substantially equivalent to the current policies of directors’ and officers’ liability insurance maintained by the Company with respect to matters arising on or before the Effective Time, covering without limitation the transactions contemplated hereby (the “Tail Policy”).

8.4 Nasdaq Listing. Parent shall use its reasonable best efforts to cause (a) Parent’s initial listing application with the Nasdaq in connection with the transactions contemplated by this Agreement to have been approved; (b) all applicable initial and continuing listing requirements of the Nasdaq to be satisfied; and (c) the Consideration Shares, to be approved for listing on the Nasdaq, subject to official notice of issuance, in each case, as promptly as reasonably practicable after the date of this Agreement and in any event prior to the Effective Time and the Company shall assist and cooperate with Parent in respect of each of the foregoing.

8.5 Certain Tax Matters.

(a) Neither Parent nor the Company shall take any action, or fail to take any action, that could reasonably be expected to cause the Merger to fail to qualify as a “reorganization” within the meaning of Section 368(a) of the Code. Parent and the Company intend to report and, except to the extent otherwise required by a change in Law, shall report, for U.S. federal income tax purposes, the Merger consistent with the U.S. Tax Treatment, unless otherwise required by applicable Law.

(b) The Company shall (and shall cause its Affiliates to) provide any information reasonably requested to allow Parent to comply with any information reporting or withholding requirements contained in the Code or other applicable Laws with respect to the transactions contemplated by, or any payment made in connection with, this Agreement.

(c) All transfer, documentary, sales, use, value added, goods and services, stamp, registration, notarial fees and other similar Taxes and fees (collectively, “Transfer Taxes”), shall be paid by the Surviving Corporation. After the Closing Date, the Surviving Corporation will prepare and file all necessary Tax Returns and other documentation with respect to all such Transfer Taxes that are required to be filed after the Closing Date, and, if required by applicable Law, the Company Securityholders and Parent will, and will cause their respective Affiliates to, cooperate and join in the execution of any such Tax Returns and other documentation, as applicable. Each party shall (and shall cause its Affiliates to) provide certificates or forms, and timely execute any Tax Return, that are necessary or appropriate to establish an exemption for (or reduction in) any Transfer Tax.

(d) On or no more than thirty (30) days prior to the Closing Date, the Company will deliver to Parent a duly executed and acknowledged certificate, in form and substance reasonably acceptable to Parent and in compliance with Section 1445 of the Code, with proof reasonably satisfactory to Parent that notice of such certification has been provided to the Internal Revenue Service in accordance with Treasury Regulations Section 1.897-2(h)(2), certifying that no interest in the Company is a U.S. real property interest, as defined in Section 897 of the Code.

8.6 Equity Incentive Plan. Prior to the Effective Time, Parent shall adopt a new equity incentive plan in a form and substance reasonably acceptable to Parent and the Company (the “Parent Equity Incentive Plan”), effective as of the Closing Date, subject to the Parent Stockholder Approval. Prior to the Effective Time, Parent shall approve and adopt an employee stock purchase plan in a form and substance reasonably acceptable to Parent and the Company (the “Parent Employee Stock Purchase Plan”), in the manner intended to be qualified under Section 423 of the Code and other applicable Laws, subject to the Parent Stockholder Approval. Following the Effective Time, Parent shall file an effective registration statement on Form S-8 (or other applicable form) with respect to the Parent Class A Shares issuable under the Parent Equity Incentive Plan and/or the Parent Employee Stock Purchase Plan, and Parent shall use commercially reasonable efforts to maintain the effectiveness of such registration statement(s) for so long as awards granted pursuant to the Parent Equity Incentive Plan or acquired under the Parent Employee Stock Purchase Plan remain outstanding.

8.7 Closing Parent RSU Grant. In connection with the Merger, Parent shall establish a pool in an aggregate amount of 3 million Parent RSUs (the “Closing Parent RSU Grants”) that will be granted to certain key employees of the Company and its Subsidiaries as designated by the Company (collectively, “Eligible Participants”), which Parent RSUs shall be granted within the thirty (30) day period following the Closing Date in accordance with Parent’s regular grant practices and subject to such vesting and other terms and conditions as set forth on Schedule 8.7 and other terms and conditions as Parent and the Company shall mutually agree. The Closing Parent RSU Grants shall be allocated to Eligible Participants in such amounts as are determined by Company in its sole discretion following consultation with Parent.

8.8 Transaction Litigation. From and after the date of this Agreement until the earlier of the Closing or termination of this Agreement in accordance with its terms, Parent, on the one hand, and the Company, on the other hand, shall each notify the other promptly after learning of any stockholder demand (or threat thereof) or other stockholder claim, action, suit, audit, examination, arbitration, mediation, inquiry, Action, or investigation, whether or not before any Authority (including derivative claims), relating to this Agreement, or any of the transactions contemplated hereby (collectively, “Transaction Litigation”) commenced or to the Knowledge of Parent or the Company, as applicable, threatened in writing against (x) in the case of Parent, Parent, any of Parent’s controlled Affiliates or any of their respective officers, directors, employees or stockholders (in their capacity as such) or (y) in the case of the Company, the Company, any of the Company’s Subsidiaries or controlled Affiliates or any of their respective officers, directors, employees or stockholders (in their capacity as such). Parent and the Company shall each (i) keep the other reasonably informed regarding any Transaction Litigation, (ii) give the other the opportunity to, at its own cost and expense, participate in the defense, settlement and compromise of any such Transaction Litigation and reasonably cooperate with the other in connection with the defense, settlement and compromise of any such Transaction Litigation, (iii) consider in good faith the other’s advice with respect to any such Transaction Litigation and (iv) reasonably cooperate with each other with respect to any Transaction Litigation; provided, however, that in no event shall (x) the Company, any of the Company’s Affiliates or any of their respective officers, directors or employees settle or compromise any Transaction Litigation without the prior written consent of Parent (not to be unreasonably withheld, conditioned or delayed) or (y) Parent, any of Parent’s Affiliates or any of their respective officers, directors or employees settle or compromise any Transaction Litigation without the Company’s prior written consent (not to be unreasonably withheld, conditioned or delayed).

8.9 Amendment to Parent Bylaws.  On the Closing Date, Parent shall amend and restate, effective as of immediately prior to the Effective Time, its bylaws, in the form of the Parent A&R Bylaws.

ARTICLE IX

CONDITIONS TO CLOSING

9.1 Condition to the Obligations of the Parties. The obligations of all of the parties to consummate the Merger are subject to the satisfaction of all the following conditions:

(a) No provisions of any applicable Law and no Order shall restrain or prohibit or impose any condition on the consummation of the Transactions.

(b) Parent shall not have received valid redemption requests to redeem the Parent Class A Shares in an amount that would cause Parent to have net tangible assets of less than $5,000,001 upon consummation of the Merger.

(c) The SEC Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC and remain pending.

(d) The Parent Stockholder Approval shall have been duly obtained at the Parent Stockholder Meeting.

(e) The Company Stockholder Approval shall have been obtained.

(f) The Amended and Restated Certificate of Incorporation of Parent, in the form attached hereto as Exhibit G, shall have been filed with, and declared effective by, the Delaware Secretary of State, and Parent shall have adopted the Parent A&R Bylaws.

(g) The size and composition of the post-Closing Parent Board of Directors shall have been appointed as set forth in Section 2.7.

(h) Parent’s initial listing application with Nasdaq in connection with the transactions contemplated by this Agreement shall have been conditionally approved and, immediately following the Effective Time, Parent shall satisfy any applicable initial and continuing listing requirements of Nasdaq, and Parent shall not have received any notice of non-compliance therewith, and the Consideration Shares shall have been approved for listing on Nasdaq.

(i) The CFIUS Approval shall have been obtained.

(j) The Aggregate Transaction Proceeds shall be equal to or greater than $150,000,000.00.

(k) The waiting period (and any extension thereof) applicable to the transactions contemplated hereby under the HSR Act shall have expired or shall have been terminated.

9.2 Conditions to Obligations of Parent and Merger Sub. The obligation of Parent and Merger Sub to consummate the Merger is subject to the satisfaction, or the waiver in Parent’s sole and absolute discretion, of all the following further conditions:

(a) The Company shall have duly performed or complied with, in all material respects, all of its obligations hereunder required to be performed or complied with by the Company at or prior to the Closing Date.

(b) (i) The Company Fundamental Representations (disregarding all qualifications and exceptions contained therein relating to materiality or Material Adverse Effect) shall be true and correct at and as of the date of this Agreement and as of the Closing Date, as if made as of such date (except to the extent that any such representation and warranty is expressly made as of a specific date, in which case such representation and warranty shall be true and correct at and as of such specific date), in all material respects, (ii) the other representations and warranties of the Company contained in this Agreement (disregarding all qualifications and exceptions contained therein relating to materiality or Material Adverse Effect) shall be true and correct at and as of the date of this Agreement and as of the Closing Date, as if made as of such date (except to the extent that any such representation and warranty is expressly made as of a specific date, in which case such representation and warranty shall be true and correct at and as of such specific date), except, in each case, for any failure of such representations and warranties (disregarding all qualifications and exceptions contained therein relating to materiality or Material Adverse Effect) to be so true and correct that would not in the aggregate have or reasonably be expected to have a Material Adverse Effect.

(c) No Material Adverse Effect shall have occurred between the date of this Agreement and the Closing Date.

(d) Parent shall have received a certificate signed by the Chief Executive Officer or the Chief Financial Officer certifying the accuracy of the provisions of the foregoing clauses (a), (b) and (c) of this Section 9.2 (the “Company Certificate”).

(e) Parent shall have received a certificate signed by the Secretary of the Company attaching true and correct copies of (i) the Company Certificate of Incorporation and by-laws, certified as of a recent date by the Secretary of State of the State of Delaware; (ii) copies of resolutions duly adopted by the Board of Directors of the Company authorizing this Agreement, the Additional Agreements to which the Company is a party and the transactions contemplated hereby and thereby and the Company Stockholder Written Consent; and (iii) a certificate of good standing of the Company, certified as of a recent date by the Secretary of State of the State of Delaware.

(f)   The Company and the Specified Company Securityholders shall have duly executed and delivered to Parent a copy of the Registration Rights Agreement.

9.3 Conditions to Obligations of the Company. The obligations of the Company to consummate the Merger is subject to the satisfaction, or the waiver in the Company’s sole and absolute discretion, of all of the following further conditions:

(a) Parent and Merger Sub shall each have duly performed or complied with, in all material respects, all of its respective obligations hereunder required to be performed or complied with by Parent or Merger Sub, as applicable, at or prior to the Closing Date.

(b) (i) The Parent Fundamental Representations (disregarding all qualifications and exceptions contained therein relating to materiality or Material Adverse Effect) shall be true and correct at and as of the date of this Agreement and as of the Closing Date, as if made as of such date (except to the extent that any such representation and warranty is expressly made as of a specific date, in which case such representation and warranty shall be true and correct at and as of such specific date), in all material respects, (ii) the other representations and warranties of Parent and Merger Sub contained in this Agreement (disregarding all qualifications contained therein relating to materiality or Material Adverse Effect) shall be true and correct as of the date of this Agreement and as of the Closing Date, as if made at and as of such date (except to the extent that any such representation and warranty is made as of an earlier date, in which case such representation and warranty shall be true and correct at and as of such earlier date), except for any failure of such representations and warranties which would not in the aggregate reasonably be expected to have a Material Adverse Effect on Parent or on Parent’s ability to consummate the transactions contemplated by this Agreement and the Additional Agreements.

(c) The Company shall have received a certificate signed by an authorized officer of Parent certifying the accuracy of the provisions of the foregoing clauses (a) and (b) of this Section 9.3.

(d) Sponsor shall have executed and delivered to the Company a copy of the Registration Rights Agreement.

ARTICLE X

TERMINATION

10.1 Termination Without Default.

(a) In the event that (i) the Closing of the transactions contemplated hereunder has not occurred by June 30, 2022 (the “Outside Closing Date”); and (ii) the party (i.e., Parent or the Merger Sub, on one hand, or the Company, on the other hand) seeking to terminate this Agreement is not in material breach of this Agreement, then Parent or the Company, as applicable, shall have the right, at its sole option, to terminate this Agreement. Such right may be exercised by Parent or the Company, as the case may be, giving written notice to the other at any time after the Outside Closing Date.

(b) In the event (i) an Authority shall have issued an Order, having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger, which Order is final and non-appealable or (ii) any applicable Law is in effect making the consummation of the Merger illegal, Parent or the Company shall have the right, at its sole option, to terminate this Agreement.

(c) In the event that (i) the Parent Stockholder Approval shall not have been obtained by reason of the failure to obtain the required vote at the Parent Stockholder Meeting duly convened therefor or at any postponement or adjournment thereof, Parent or the Company shall have the right, at its sole option, to terminate this Agreement, or (ii) at any time following the Parent Stockholder Meeting, the Aggregate Transaction Proceeds, giving effect to requested redemptions of Parent Class A Shares as of such time, would not be equal to or greater than $150,000,000, Parent or the Company shall have the right, at its sole option, to terminate this Agreement.

10.2 Termination Upon Default.

(a) Parent may terminate this Agreement by giving notice to the Company at any time prior to the Closing, without prejudice to any rights or obligations Parent or Merger Sub may have, if: (i) (x) the Company shall have breached any representation, warranty, agreement or covenant contained herein such that the conditions set forth in Section 9.2 would not be satisfied and (y) such breach cannot be cured, the Company is not promptly using reasonable best efforts to cure such breach or such breach is not be cured by the earlier of the Outside Closing Date and thirty (30) days following receipt by the Company of a written notice from Parent describing in reasonable detail the nature of such breach; or (ii) evidence that the Company Stockholder Written Consent was obtained is not delivered to Parent by the Company Stockholder Written Consent Deadline (provided that Parent shall not be permitted to terminate this Agreement under this Section 10.2(a)(ii) at any time (A) prior to the Company Stockholder Written Consent Deadline or (B) after such evidence has been delivered to Parent).

(b) The Company may terminate this Agreement by giving notice to Parent at any time prior to the Closing, without prejudice to any rights or obligations the Company may have, if: (i) Parent shall have breached any of its covenants, agreements, representations, and warranties contained herein, such that the conditions set forth in Section 9.3 would not be satisfied; and (ii) such breach cannot be cured, Parent is not promptly using reasonable best efforts to cure such breach or such breach is not be cured by the earlier of the Outside Closing Date and thirty (30) days following receipt by Parent of a written notice from the Company describing in reasonable detail the nature of such breach.

10.3 Effect of Termination. If this Agreement is terminated pursuant to this Article X, this Agreement shall become void and be of no further force or effect, without any liability on the part of any party (or any stockholder, director, officer, employee, Affiliate, agent, consultant or Representative of such party) to the other party hereto or any other Person; provided that, no such termination shall relieve any party from liability incurred as a result of the willful breach by such party of this Agreement or such party’s fraud, in which case such party shall be fully liable for any and all liabilities and damages incurred or suffered by the other party as a result of such breach or fraud. The provisions of Section 8.2, this Section 10.3 and Article XI shall survive any termination hereof pursuant to this Article X. The Persons named in this Section 10.3 are intended third party beneficiaries of this Section 10.3.

ARTICLE XI

MISCELLANEOUS

11.1  Non-Survival of Representations, Warranties and Covenants. Except (x) as otherwise contemplated by Section 10.3, or (y) in the case of claims against a Person in respect of such Person’s actual fraud, all of the representations, warranties, covenants, obligations or other agreements in this Agreement or in any certificate, statement or instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants, obligations, agreements and other provisions, shall not survive the Closing and shall terminate and expire upon the occurrence of the Closing Date (and there shall be no liability after the Closing in respect thereof), except for (a) those covenants and agreements contained herein that by their terms expressly apply in whole or in part after the Closing and then only with respect to any breaches occurring after the Closing and (b) this Article XI.

11.2 Notices. Any notice hereunder shall be sent in writing, addressed as specified below, and shall be deemed given: (a) if by hand, electronic mail or recognized courier service, by 5:00 PM on a Business Day, addressee’s day and time, on the date of delivery, and otherwise on the first Business Day after such delivery; (b) if by fax, on the date that transmission is confirmed electronically, if by 5:00 PM on a Business Day, addressee’s day and time, and otherwise on the first Business Day after the date of such confirmation; (c) if by email, on the date of transmission; or (d) five (5) days after mailing by certified or registered mail, return receipt requested. Notices shall be addressed to the respective parties as follows (excluding telephone numbers, which are for convenience only), or to such other address as a party shall specify to the others in accordance with these notice provisions:

if to the Company (or, following the Closing, the Surviving Corporation or Parent), to:

The Tomorrow Companies Inc.
9 Channel Center Street, 7th Floor
Boston, MA 02127
Attn: Chief Executive Officer
E-mail: ####

with a copy (which shall not constitute notice) to:

Goodwin Procter LLP
100 Northern Avenue
Boston, MA 02210
Attention: William J. Schnoor
Paul R. Rosie
E-mail: wschnoor@goodwinlaw.com
prosie@goodwinlaw.com

if to Parent or Merger Sub:

Pine Technology Acquisition Corp.

260 Lena Drive

Aurora, OH 44202

Attention: Adam Karkowsky

E-mail: adam.karkowsky@amtrustgroup.com

with a copy (which shall not constitute notice) to:

Paul, Weiss, Rifkind, Wharton & Garrison LLP
1285 Avenue of the Americas
New York, NY 10019-6064
Attention: Adam M. Givertz
E-mail: agivertz@paulweiss.com

11.3 Amendments; No Waivers; Remedies.

(a) This Agreement cannot be amended, except by a writing signed by each party, and cannot be terminated orally or by course of conduct. No provision hereof can be waived, except by a writing signed by the party against whom such waiver is to be enforced, and any such waiver shall apply only in the particular instance in which such waiver shall have been given.

(b) Neither any failure or delay in exercising any right or remedy hereunder or in requiring satisfaction of any condition herein nor any course of dealing shall constitute a waiver of or prevent any party from enforcing any right or remedy or from requiring satisfaction of any condition. No notice to or demand on a party waives or otherwise affects any obligation of that party or impairs any right of the party giving such notice or making such demand, including any right to take any action without notice or demand not otherwise required by this Agreement. No exercise of any right or remedy with respect to a breach of this Agreement shall preclude exercise of any other right or remedy, as appropriate to make the aggrieved party whole with respect to such breach, or subsequent exercise of any right or remedy with respect to any other breach.

(c) Except as otherwise expressly provided herein, no statement herein of any right or remedy shall impair any other right or remedy stated herein or that otherwise may be available.

11.4 Arm’s Length Bargaining; No Presumption Against Drafter. This Agreement has been negotiated at arm’s-length by parties of equal bargaining strength, each represented by counsel and having participated in the drafting of this Agreement. This Agreement creates no fiduciary or other special relationship between the parties, and no such relationship otherwise exists. No presumption in favor of or against any party in the construction or interpretation of this Agreement or any provision hereof shall be made based upon which Person might have drafted this Agreement or such provision.

11.5 Publicity. Except as required by law or applicable stock exchange rules and except with respect to the Additional Parent SEC Documents, the parties agree that neither they nor their agents shall issue any press release or make any other public disclosure concerning the transactions contemplated hereunder without the prior approval of the other party hereto. If a party is required to make such a disclosure as required by law or applicable stock exchange rules, the party making such determination will, if practicable in the circumstances, use reasonable commercial efforts to allow the other party reasonable time to comment on such disclosure in advance of its issuance.

11.6 Expenses. If the Closing does not take place, each party shall be responsible for its own expenses; provided that Parent and the Company shall each pay fifty percent (50%) of any SEC filing fees, HSR Act filing fees and the cost of printing and mailing the Proxy Statement.

11.7 No Assignment or Delegation. No party may assign any right or delegate any obligation hereunder, including by merger, consolidation, operation of law or otherwise, without the written consent of the other party. Any purported assignment or delegation without such consent shall be void, in addition to constituting a material breach of this Agreement.

11.8 Governing Law. This Agreement shall be construed in accordance with and governed by the laws of the State of Delaware, without giving effect to the conflict of laws principles thereof that would result in the application of the laws of another jurisdiction.

11.9 Counterparts; Facsimile Signatures. This Agreement may be executed in counterparts, each of which shall constitute an original, but all of which shall constitute one agreement. This Agreement shall become effective upon delivery to each party of an executed counterpart or the earlier delivery to each party of original, photocopied, or electronically transmitted (including scanned.pdf image) signature pages that together (but need not individually) bear the signatures of all other parties.

11.10 Entire Agreement. This Agreement, together with the Additional Agreements, sets forth the entire agreement of the parties with respect to the subject matter hereof and thereof and supersedes all prior and contemporaneous understandings and agreements related thereto (whether written or oral), all of which are merged herein. No provision of this Agreement or any Additional Agreement may be explained or qualified by any agreement, negotiations, understanding, discussion, conduct or course of conduct or by any trade usage. Except as otherwise expressly stated herein or in any Additional Agreement, there is no condition precedent to the effectiveness of any provision hereof or thereof.

11.11 Severability. A determination by a court or other legal authority that any provision that is not of the essence of this Agreement is legally invalid shall not affect the validity or enforceability of any other provision hereof. The parties shall cooperate in good faith to substitute (or cause such court or other legal authority to substitute) for any provision so held to be invalid a valid provision, as alike in substance to such invalid provision as is lawful.

11.12 Further Assurances. Each party shall execute and deliver such documents and take such action, as may reasonably be considered within the scope of such party’s obligations hereunder, necessary to effectuate the transactions contemplated by this Agreement.

11.13 Third Party Beneficiaries. Except as provided in Section 8.3, Section 10.3 and Section 11.17, neither this Agreement nor any provision hereof confers any benefit or right upon or may be enforced by any Person not a signatory hereto.

11.14 Waiver. Reference is made to the final prospectus of Parent, dated March 10, 2021 (the “Prospectus”). The Company has read the Prospectus and understands that Parent has established the Trust Account for the benefit of the public shareholders of Parent and the underwriters of the IPO pursuant to the Trust Agreement and that, except for a portion of the interest earned on the amounts held in the Trust Account, Parent may disburse monies from the Trust Account only for the purposes set forth in the Trust Agreement. For and in consideration of Parent agreeing to enter into this Agreement, the Company hereby agrees that (i) it does not now and shall not at any time hereafter have any right, title, interest or claim of any kind in or to any monies in the Trust Account, except for redemption and liquidation rights, if any, the Company may have in respect of any Parent Class A Shares held by it or the release of proceeds from the Trust Account upon consummation of the Merger, and (ii) it will have no right of set-off or any right, title, interest or claim of any kind (“Claim”) to, or to any monies in, the Trust Account, and hereby irrevocably waives any Claim to, or any monies in, the Trust Account that it may have now or in the future, except for redemption and liquidation rights, if any, the Company may have in respect of any Parent Class A Shares held by it or the release of proceeds from the Trust Account upon consummation of the Merger; provided, that (x) nothing herein shall serve to limit or prohibit the Company’s right to pursue a claim against Parent for legal relief against monies or other assets outside the Trust Account, for specific performance or other equitable relief in connection with the consummation of the transactions (including a claim for Parent to specifically perform its obligations under this Agreement and cause the disbursement of the balance of the cash remaining in the Trust Account) and (y) nothing herein shall serve to limit or prohibit any claims that the Company may have in the future against Parent’s assets or funds that are not held in the Trust Account. The Company acknowledges and agrees that this Section 11.14 is material to this Agreement and has been specifically relied upon by Parent to induce Parent to enter into this Agreement, and the Company further intends and understands this Section 11.14 to be valid, binding and enforceable under applicable Law. In the event the Company commences any action or proceeding which seeks, in whole or in part, relief against the funds held in the Trust Account in breach of this Agreement, the Company will be obligated to pay to Parent all of its legal fees and costs in connection with any such action in the event Parent prevails in such action or proceeding.

11.15 Jurisdiction; Waiver of Jury Trial.

(a) Any proceeding or Action based upon, arising out of or related to this Agreement or the transactions contemplated hereby must be brought in the Court of Chancery of the State of Delaware (or, to the extent such court does not have subject matter jurisdiction, the Superior Court of the State of Delaware), or, if it has or can acquire jurisdiction, in the United States District Court for the District of Delaware, and each of the parties irrevocably and unconditionally (i) consents and submits to the exclusive jurisdiction of each such court in any such proceeding or Action, (ii) waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum, (iii) agrees that all claims in respect of the proceeding or Action shall be heard and determined only in any such court, and (iv) agrees not to bring any proceeding or Action arising out of or relating to this Agreement or the transactions contemplated hereby in any other court. Nothing herein contained shall be deemed to affect the right of any party to serve process in any manner permitted by Law or to commence Action or otherwise proceed against any other party in any other jurisdiction, in each case, to enforce judgments obtained in any Action, suit or proceeding brought pursuant to this Section 11.15.

(b)  EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY, UNCONDITIONALLY AND VOLUNTARILY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION, SUIT OR PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY.

11.16  Enforcement. The parties hereto agree that irreparable damage could occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to specific enforcement of the terms and provisions of this Agreement, in addition to any other remedy to which any party is entitled at law or in equity. In the event that any Action shall be brought in equity to enforce the provisions of this Agreement, no party shall allege, and each party hereby waives the defense, that there is an adequate remedy at law, and each party agrees to waive any requirement for the securing or posting of any bond in connection therewith.

11.17 Non-Recourse. Except in the case of fraud, this Agreement may be enforced only against, and any dispute, claim or controversy based upon, arising out of or related to this Agreement or the transactions contemplated hereby may be brought only against, the entities that are expressly named as parties hereto and then only with respect to the specific obligations set forth in this Agreement with respect to such party. Except in the case of fraud, no past, present or future director, officer, employee, incorporator, member, partner, stockholder, agent, attorney, advisor, lender or Representative or Affiliate of any named party to this Agreement (which Persons are intended third party beneficiaries of this Section 11.17) shall have any liability (whether in contract or tort, at law or in equity or otherwise, or based upon any theory that seeks to impose liability of an entity party against its owners or Affiliates) for any one or more of the representations, warranties, covenants, agreements or other obligations or liabilities of such named party or for any dispute, claim or controversy based on, arising out of, or related to this Agreement or the transactions contemplated hereby.

11.18 No Other Representations; No Reliance.

(a)  NONE OF THE COMPANY, ANY COMPANY SECURITYHOLDER NOR ANY OF THEIR RESPECTIVE REPRESENTATIVES HAS MADE ANY REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, OF ANY NATURE WHATSOEVER RELATING TO THE COMPANY OR THE BUSINESS OR OTHERWISE IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR ANY ADDITIONAL AGREEMENT, OTHER THAN THOSE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN ARTICLE IV, IN EACH CASE, AS MODIFIED BY THE SCHEDULES TO THIS AGREEMENT. Without limiting the generality of the foregoing, neither the Company, any Company Securityholder nor any of their respective representatives has made, and shall not be deemed to have made, any representations or warranties in the materials relating to the Company made available to Parent and its representatives, including due diligence materials, or in any presentation of the business of the Company by management of the Company or others in connection with the transactions contemplated hereby, and no statement contained in any of such materials or made in any such presentation shall be deemed a representation or warranty hereunder or otherwise or deemed to be relied upon by Parent or Merger Sub in executing, delivering and performing this Agreement, the Additional Agreements or the transactions contemplated hereby or thereby, in each case except for the representations and warranties set forth in Article IV as modified by the Schedules to this Agreement. It is understood that any cost estimates, projections or other predictions, any data, any financial information or any memoranda or offering materials or presentations, including any offering memorandum or similar materials made available by the Company, any Company Securityholder or their respective representatives are not and shall not be deemed to be or to include representations or warranties of the Company or any Company Securityholder, and are not and shall not be deemed to be relied upon by Parent or Merger Sub in executing, delivering and performing this Agreement, the Additional Agreement and the transactions contemplated hereby or thereby, in each case except for the representations and warranties set forth in Article IV, in each case, as modified by the Schedules to this Agreement. Except for the specific representations and warranties expressly made by the Company in Article IV, in each case as modified by the Schedules: (a) Parent acknowledges and agrees that: (i) neither the Company, the Company Securityholders nor any of their respective representatives is making or has made any representation or warranty, express or implied, at law or in equity, in respect of the Company, the business, assets, liabilities, operations, prospects or condition (financial or otherwise) of the Company, the nature or extent of any liabilities of the Company, the effectiveness or the success of any operations of the Company or the accuracy or completeness of any confidential information memoranda, projections, forecasts or estimates of earnings, or other information (financial or otherwise) regarding the Company furnished to Parent, Merger Sub or their respective representatives or made available to Parent and its representatives in any “data rooms,” “virtual data rooms,” management presentations or any other form in expectation of, or in connection with, the transactions contemplated hereby, or in respect of any other matter or thing whatsoever; and (ii) no representative of any Company Securityholder or the Company has any authority, express or implied, to make any representations, warranties or agreements not specifically set forth in Article IV and subject to the limited remedies herein provided; (b) Parent specifically disclaims that it is relying upon or has relied upon any such other representations or warranties that may have been made by any Person, and acknowledges and agrees that the Company Securityholders and the Company have specifically disclaimed and do hereby specifically disclaim any such other representation or warranty made by any Person; and (c) none of the Company, the Company Securityholders nor any other Person shall have any liability to Parent or any other Person with respect to any such other representations or warranties, including projections, forecasts, estimates, plans or budgets of future revenue, expenses or expenditures, future results of operations, future cash flows or the future financial condition of the Company or the future business, operations or affairs of the Company.

(b) NONE OF THE PARENT PARTIES, ANY SECURITYHOLDER OF THE PARENT PARTIES NOR ANY OF THEIR RESPECTIVE REPRESENTATIVES HAS MADE ANY REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, OF ANY NATURE WHATSOEVER RELATING TO THE PARENT PARTIES OR OTHERWISE IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR ANY ADDITIONAL AGREEMENT, OTHER THAN THOSE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN ARTICLE V, IN EACH CASE, AS MODIFIED BY THE SCHEDULES TO THIS AGREEMENT. Except for the specific representations and warranties expressly made by the Parent Parties in Article V, in each case as modified by the Schedules: (a) the Company acknowledges and agrees that: (i) neither the Parent Parties, any securityholder of the Parent Parties nor any of their respective representatives is making or has made any representation or warranty, express or implied, at law or in equity, in respect of the Parent Parties, the business, assets, liabilities, operations, prospects or condition (financial or otherwise) of the Parent Parties, the nature or extent of any liabilities of the Parent Parties, or other information (financial or otherwise) regarding the Parent Parties furnished to the Company or its representatives or made available to the Company and its representatives in any presentations or any other form in expectation of, or in connection with, the transactions contemplated hereby, or in respect of any other matter or thing whatsoever; and (ii) no representative of any securityholder of the Parent Parties or the Parent Parties has any authority, express or implied, to make any representations, warranties or agreements not specifically set forth in Article V and subject to the limited remedies herein provided; (b) the Company specifically disclaims that it is relying upon or has relied upon any such other representations or warranties that may have been made by any Person, and acknowledges and agrees that the securityholders of the Parent Parties and the Parent Parties have specifically disclaimed and do hereby specifically disclaim any such other representation or warranty made by any Person; and (c) none of the Parent Parties, any securityholder of the Parent Parties nor any other Person shall have any liability to the Company or any other Person with respect to any such other representations or warranties.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

Parent:

PINE TECHNOLOGY ACQUISITION CORP.

By:	/s/ Christopher Longo
	Name:	Christopher Longo
	Title:	Chief Executive Officer

Merger Sub:

PINE TECHNOLOGY MERGER CORP.

By:	/s/ Adam Karkowsky
	Name:	Adam Karkowsky
	Title:	President

Company:

THE TOMORROW COMPANIES INC.

By:	/s/ Shimon Elkabetz
	Name:	Shimon Elkabetz
	Title:	Chief Executive Officer

Signature Page to Agreement and Plan of Merger

Exhibit A

Form of Company Support Agreement

A-1

Exhibit B

Form of Subscription Agreement

B-1

Exhibit C

Form of Parent Support Agreement

C-1

Exhibit D

Form of Lockup Agreement

D-1

Exhibit E

Registration Rights Agreement

E-1

Exhibit F

Amended and Restated Bylaws of Parent

F-1

Exhibit G

Form of Amended and Restated Certificate of Incorporation of Parent

G-1